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                                                                     EXHIBIT 2.1



                        SHARE PURCHASE AND SALE AGREEMENT




This Share Purchase and Sale Agreement (together with the Exhibits and Schedules hereto, this "Agreement") is made on August 2, 2000, in Paris.


BETWEEN

1. ARIES INDUSTRIES, a societe anonyme organized and existing under the laws of France, whose registered office is located at 2-10, rue Charles-Edouard Jeanneret, 78306 Poissy, France, registered at the Corporate and Commercial Registry of Versailles under the number 343 486 007 (hereinafter "Aries" or the "Seller"), represented by Mr. Henry Hubert, its President Directeur General, duly authorized;


AND


2. OXFORD AUTOMOTIVE MECANISMES ET DECOUPAGE FIN II, a societe par actions simplifiee in formation under the laws of France, having its principal office at Parc d'activites la Cle de Saint-Pierre, rue du Marechal de Lattre de Tassigny, 78990 Elancourt France, (hereinafter the "Purchaser"), represented by Mr. Peter Pirog, duly authorized;


(The Seller and the Purchaser are referred to hereinafter individually as a "Party" and collectively as the "Parties".)



IN THE PRESENCE, FOR THE SOLE PURPOSES OF SECTION 1.2.7, OF


3. OXFORD AUTOMOTIVE FRANCE, a societe par actions simplifiee organized and existing under the laws of France, having its principal office at Parc d'activites la Cle de Saint-Pierre, rue du Marechal de Lattre de Tassigny, 78990 Elancourt, France registered at the Corporate and Commercial Registry of Versailles under the number 421 303 264, (hereinafter "OXFORD AUTOMOTIVE FRANCE"), represented by Mr. Jean-Francois Constant, its President, duly authorized;



IN THE PRESENCE, FOR THE SOLE PURPOSES OF SECTION III.C, OF


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                                                                          Page 2

4. ARIES, a societe anonyme organized and existing under the laws of France, whose registered office is located at 2, rue de Vienne, 75008 Paris, France, registered at the Corporate and Commercial Registry of Paris under the number 329 780 498 (hereinafter "ASA"), represented by Mr. Henry Hubert, its President Directeur General, duly authorized;



5. ARIES INDUSTRIES STRUCTURE, a societe anonyme organized and existing under the laws of France, whose registered office is located at 2-10, rue Charles-Edouard Jeanneret, 78306 Poissy, France, registered at the Corporate and Commercial Registry of Versailles under the number 351 981 402 (hereinafter "AIS"), represented by Mr. Henry Hubert, its President Directeur General, duly authorized;



6. ARIES FINANCE, a societe anonyme organized and existing under the laws of France, whose registered office is located at 2 rue de Vienne, 75008 Paris, France, registered at the Corporate and Commercial Registry of Paris under the number 409 617 024 (hereinafter "AFSA"), represented by Mr.Henry Hubert, duly authorized;


                                   WITNESSETH

WHEREAS:

         A. Seller owns 486,855 shares (the "Shares") representing 100% of the share capital and 100% of the voting rights of Aries Industries Mecanismes et Decoupage Fin, a societe anonyme organized and existing under the laws of France with a nominal share capital of FF 48,685,500 divided into 486,855 shares of a nominal value of FF 100 having its registered office located at 3 avenue du Canada, Zone Industrielle Courteboeuf, 91940 Les Ulis, France, registered with the Commercial Registry of Evry under the number D 705 780 203 (hereinafter "AIMDF"),

B. AIMDF owns directly or indirectly 100% of the shares of the capital stock of each of the following companies, as set forth below and as more fully described in EXHIBIT I hereto:

         (i) 15,000 shares (the "Murat Shares") in Murat S.A., a French societe anonyme with a nominal share capital of FF 1,500,000 divided into 15,000 shares of FF 100 each, having its registered office at 2, rue de Vienne, 75008 Paris, France and registered with the Registry of Commerce and Companies of Paris under the number B 379 138 787 (hereinafter "Murat"); and

         (ii) 2,500 shares (the "SMBI Shares") in SMBI S.A., a French societe anonyme with a nominal share capital of FF 8,250,000 divided into 2,500 shares of FF 3,300 each, having its registered office at Route de Poury Saint-Remy, Brevilly, 08140 Douzy, France and registered with the Registry of Commerce and Companies of Sedan under the number 395 293 806 (hereinafter "SMBI"); and

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                                                                          Page 3

         (iii) 9,000,000 shares (the "AMS Shares") in Aries Meccanismi S.p.A. , a company organized and existing under the laws of Italy with a nominal share capital of Lira 9,000,000,000 divided into 9,000,000 shares of Lira 1,000 each, having its registered office at Pozzili (Isernia), Localita Camerrelle, Zona Industriale, Italy and registered under the number 234 2041 1999 (hereinafter "AMS"); and

         (iv)     20,000 shares (the "CAE Shares") in Coskununoz Aries Metal
                  I leri ve Montaj Endustri ve Ticaret Anonim Sirteki, a company organized and existing under the laws of Turkey with a nominal share capital of TL 20,000,000,000 divided into 20,000 shares of TL 10,000,000 each, having its registered office at Sanayi Bolgesi Mavi Cad. n(degree)5, Bursa (Turkiye), Turkey and registered with the commercial registry of Bursa under the number 48 387 55060 (hereinafter "CAE"); and

         (v) 17,500 shares (the "AMB Shares") in Aries Mecanismos do Brasil Ltda, a company organized and existing under the laws of Brazil with a nominal share capital of R$17,500 divided into 17,500 shares of $1 each, having its registered office at Rua do Rocio, 291, 1 andar-parte, Vila Plimpia, cep.0455-000, cidad de Sao Paulo, stade de Sao Paulo, Brazil and registered under the number 35 216 204 975 with the Commercial Registry of Sao Paulo (JUCESP) and under the number 03 724 779 10001 86 with the National Commercial Registry (CNPJ) (hereinafter "AMB"); and

         (vi) 12,000 shares (the "AMA Shares") in Aries Mecanismos de Argentina S.A., a company organized and existing under the laws of Argentina with a nominal share capital of 12,000 divided into $12,000 shares of $1 each, having its registered office at Suipacha 268, piso 12, de la ciudad de Bueno Aires, Argentina and registered under the number 168 0 165 of the Inspection of Justice and under number 7 815 with the Register of sociedades_por accionnes (hereinafter "AMA").

(AIMDF and the above mentioned companies are referred to hereinafter individually as a "Company" and collectively as the "Companies".)

C. The Seller desire to sell to the Purchaser and the Purchaser desires to purchase from the Seller the Shares in accordance with the terms and conditions set forth herein.


NOW, THEREFORE, the Parties hereto agree as follows:


                                    ARTICLE 0

                                   DEFINITIONS


In addition to such terms as are defined elsewhere in this Agreement (including in the Exhibits and Schedules hereto), in this Agreement:

-    "Accounting Principles": means the principles and methods set forth on
     EXHIBIT II;

-    "Adjusted Current Account Amount" has the meaning assigned to such term in
     Section 1.2.1 hereof;

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                                                                          Page 4

- "Affiliate": when used with reference to a specified Person, means any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. For such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

-    "AIMDF Consolidated Net Assets" has the meaning assigned to such term in
     Section 1.2.2 hereof;

-    "AIMDF Consolidated EBITDA" has the meaning assigned to such term in
     Section 1.2.2 hereof;

- "Business Day": means any day except Saturday, Sunday and any day which is in Paris or New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close;

- "Company" and "Companies" have the meaning assigned to such terms in the recitals hereof;

- "Consent": means any consent, waiver, authorization or approval of or notice to any governmental or regulatory authority, or of any other person, firm or corporation, including the prior consultation with or the provision of information to any work council or employee-related bodies, or any declaration to or filing or registration with any such governmental or regulatory authority;

- "Current Account": means the net sums of the Seller's Group shareholder current accounts (compte courant d'actionnaire) in AIMDF;

-    "Current Account Amount" has the meaning assigned to such term in Section
     1.2.1 hereof;

- "Current Account Partial Repayment Amount" has the meaning assigned to such term in Section 1.2.1 hereof;

- "EURIBOR": means the European Interbank Offered Rate published by the FBE and displayed on the Telerate system at 11 a.m. on the Business Day next preceding the Closing Date and each anniversary date thereof with respect to 1-month deposits in Euros;

-    "Financial Statements": has the meaning assigned to such term in Section
     4.5 hereof;

- "Financial Indebtedness" means, in respect of each and all the Companies, whether due or to be due (i) all indebtedness of the Companies for borrowed money, all loans or advances to the Companies from banks or etablissements assimiles, reimbursable grants or subsidies and other indebtedness of the Companies evidenced by bonds, debentures, notes or similar; (ii) all liabilities or payables relating to discounted receivables (escompte), receivables financed through the Loi Dailly, receivables factored or financed through any similar methods, (iii) all debts and other liabilities of the Companies towards the Seller and/or its Affiliates other than the Companies, including under any shareholder current accounts but excluding the Current Account; (iv) all liabilities of the Companies in respect of any credit-bail, sale and leaseback, equipment or similar lease financing and (v) all liabilities of the Companies for profit sharing for periods prior to the Closing Date but excluding any account payable or other current liability or obligation of such Company incurred in the ordinary course of business in connection with the obtaining of material or services other than those mentioned in (i) to (v) above and net of cash and money market investment accounts;

-    "Financial Indebtedness Amount": has the meaning assigned to such term in
     Section 1.2.6.1 (c) hereof;

- "Judgment": means any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority;

- "June 30, 2000 Financial Statements": has the meaning assigned to such term in Section 4.5 hereof;

-    "1999 Financial Statements": has the meaning assigned to such term in
     Section 4.5 hereof;

- "Laws": means any applicable laws, decrees, binding rules or regulations of any governmental, administrative or regulatory authority;

- "Liens": means any and all liens, options, mortgages, charges, security interests, preemptive rights, burdens, encumbrances or other limitations of any nature whatsoever;

- "Liened Asset Receivables Amount": has the meaning assigned to such term in Section 1.2.6.1 (c) hereof;

- "Organizational Documents": means with respect to any company, the "Statuts" or "Contrat constitutif" or the memorandum and articles of association of such company, as filed with the relevant commercial registry or company registrar, as the same may be amended, supplemented or otherwise modified from time to time or with respect to non-French entities any corporate organizational documents constituting the equivalent thereof;

- "Person": means a natural person, company, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof;

- "Purchaser's Accountants": means PricewaterhouseCoopers, represented by M. Philippe Degonzague;

-    "Purchaser's Group": means the Purchaser and its Affiliates

- "Restricted Business": means the manufacture, stamping, plating, welding, assembly, machining, sale and/or distribution of mechanisms including without limitation hinges, locks, sliding doors, doorframes, rails, parking brakes, articulations, hinges, jacks and fine blanking, for the vehicle industry;

-    "Seller's Accountants": means Tuillet Associes, represented by M. Michel
     Dupin;

-    "Seller's Group": means the Seller and its Affiliates;

-    "Shares" has the meaning assigned to such term in the recitals hereof;

-    "Target AIMDF Consolidated EBITDA" has the meaning assigned to such term in
     Section 1.2.2 hereof;

- "Target AIMDF Consolidated Net Assets" has the meaning assigned to such term in Section 1.2.2 hereof;

-    "Taxes": has the meaning assigned to such term in Section 4.7 hereof.


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                                                                          Page 6


                                    ARTICLE I

                                SALE AND PURCHASE


1.1      PURCHASE AND SALE OF THE SHARES.

         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (used in this Agreement as defined in Section 1.3.2 below), the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Shares.


1.2      PURCHASE PRICE.

1.2.1.   Purchase Price for the Shares

In consideration of (i) the sale of the Shares in accordance with the terms and conditions of this Agreement, of (ii) the commitment of the Seller to assume and pay in accordance with Section 1.2.6(a) (ii) all of the Financial Indebtedness of all of the Companies as of the Closing Date without charge, cost or other financial contribution or other obligation of the Companies in this respect,
(iii) of the commitment of the Seller to pay to AIMDF the Liened Asset Receivables Amount as of the Closing Date, of (iv) the commitment of the Seller to cause AIMDF to repay the sums owed to the Seller under the Current Account as of the Closing Date (the amount of such repayment hereinafter the "Current Account Amount") in an amount equal to the Liened Asset Receivables Amount as of the Closing Date but in no event greater than the Current Account (the "Current Account Partial Repayment Amount"), to which commitments the Seller hereby agrees, and of (v) the commitment of the Purchaser, acting on behalf of AIMDF, to repay to the Seller the amount corresponding to the remaining sums owed to the Seller under the Current Account as of the Closing Date after repayment by AIMDF to the Seller of the Current Account Partial Repayment Amount (the " Adjusted Current Account Amount"), the Purchaser shall pay to the Seller in accordance with the terms and conditions hereof the sum of

(i) on the Closing Date, an amount equal to (a) three hundred fifty million French Francs (FF 350,000,000) (the "Base Amount") less
              (b) the Financial Indebtedness Amount unpaid by the Seller at the Closing Date and (c) less the Current Account Amount and plus (d) the Adjusted Current Account Amount (the "INITIAL CONSIDERATION"); and

(ii) an amount equal to eighty million French Francs (FF 80,000,000) (the "DEFERRED CONSIDERATION") as adjusted, if applicable, pursuant to Section 1.2.2 (the "NET ASSETS ADJUSTMENT") and pursuant to Section 1.2.3 (the "EBITDA ADJUSTMENT"); the sum of
              (i) the Initial Consideration, and (ii) the Deferred Consideration adjusted, as the case may be, pursuant to Sections 1.2.2 and 1.2.3, being referred to in this Agreement as the "SHARES PURCHASE PRICE".

1.2.2    Net Assets Adjustment to the Deferred Consideration


1.2.2.1 - Definitions

For the purpose of this Article 1.2.2 only:

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                                                                          Page 7

a) AIMDF CONSOLIDATED NET ASSETS AMOUNT shall mean the consolidated net assets of the Companies at the Closing Date calculated in accordance with the Accounting Principles;

b) TARGET AIMDF CONSOLIDATED NET ASSETS Amount shall mean four hundred million French Francs (FF 400,000,000);

c) RELEVANT BALANCE SHEET shall mean the audited consolidated balance sheet of AIMDF as at the Closing Date prepared in accordance with the Accounting Principles;

d)  BALANCE SHEET DATE shall mean the Closing Date.


1.2.2.2 - Computation of the Net Assets Adjustment  - Formula

a) If the AIMDF Consolidated Net Assets Amount reflected in the Relevant Balance Sheet is less than the Target AIMDF Consolidated Net Assets Amount, the Deferred Consideration payable in accordance with Article 1.2.6.1 (b) shall be reduced on a FF 1 for FF 1 basis by the amount of the shortfall (the "Net Assets Adjustment").

b) [Deleted]

1.2.3    EBITDA Adjustment to the Deferred Consideration


1.2.3.1 - Definitions

For the purpose of this Article 1.2.3 only:

a) AIMDF CONSOLIDATED EBITDA shall mean the consolidated EBITDA of the Companies calculated in accordance with the Accounting Principles for the twelve-month period following the Closing Date;

b) TARGET AIMDF CONSOLIDATED EBITDA shall mean one hundred twenty five million French Francs (FF125,000,000);

c) RELEVANT BALANCE SHEET shall mean the audited consolidated financial statements of AIMDF for the twelve month-period following the Closing Date prepared in accordance with the Accounting Principles;

d)  BALANCE SHEET DATE shall mean the first anniversary of the Closing Date.


1.2.3.2 - Computation of the EBITDA Adjustment - Formula

a) If AIMDF Consolidated EBITDA reflected in the Relevant Balance Sheet is less than the Target AIMDF Consolidated EBITDA, the Deferred Consideration payable in accordance with Article 1.2.6.1 (b) shall be reduced by an amount equal to 3.5 times the difference between (i) the Target AIMDF Consolidated EBITDA and (ii) the AIMDF Consolidated EBITDA (the "EBITDA Adjustment")

b) In the case where the EBITDA Adjustment is less than ten million French Francs (FF 10,000,000), an amount equal to the difference between ten million French Francs (FF 10,000,000), and the EBITDA Adjustment shall be paid by the Purchaser to the Seller within twenty (20) Business Days after the AIMDF Consolidated EBITDA has been finally determined in accordance with Section 1.2.4 (the "Advance Released Amount"). Any Advance Released Amount paid under the present paragraph shall reduce on a FF 1

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                                                                          Page 8

     for FF 1 basis from the Deferred Consideration payable in accordance with
     Section 1.2.6.1 (b).



1.2.4 - Computation of the Net Assets Adjustment and EBITDA Adjustment -
Procedure

1.2.4.1. Introduction and definitions

The Parties agree to apply the following procedure for each of the computation of the Net Assets Adjustment and of the EBITDA Adjustment, it being specified that, when used in the present article, the definitions of Balance Sheet Date and Relevant Balance Sheet shall refer to the definitions of those terms in
Section 1.2.2 and in Section 1.2.3. as appropriate, and that, for the purpose of applying:

Section 1.2.2, under this Section 1.2.4 "AIMDF Figures" shall mean "AIMDF Consolidated Net Assets Amount"; and

Section 1.2.3, under this Section 1.2.4 "AIMDF Figures" shall mean "AIMDF Consolidated EBITDA".


1.2.4.2 Within ninety (90) calendar days of the Balance Sheet Date, the Purchaser shall cause the Purchaser's Accountants to deliver to the Seller and the Purchaser the Relevant Balance Sheet including the AIMDF Figures.

1.2.4.3 Within thirty (30) Business Days from receipt by the Seller of the Relevant Balance Sheet including the AIMDF Figures, the Seller shall either accept or dispute the AIMDF Figures. In the event the Seller does not provide the Purchaser written notice of its acceptance or dispute of the AIMDF Figures within thirty (30) Business Days, such AIMDF Figures shall be conclusively and irrevocably deemed accepted. In the event that Seller disputes the AIMDF Figures reflected in the Relevant Balance Sheet, the Seller and the Purchaser shall attempt to reconcile their differences and, for such purpose, each of, on the one hand, the Seller and the Seller's Accountants and, on the other hand, the Purchaser and the Purchaser's Accountants shall have access to each other's working papers with respect to the disputed items and shall have the right to perform additional relevant audits and to have access to, subject to prior written consent of the Purchaser, which consent shall not be unreasonably withheld, and under circumstances reasonable in the Purchaser's judgment, the personnel of the Companies to the extent related to the matters to which the disputed items relate. Any resolution by the Purchaser and the Seller hereto as to any disputed item shall be evidenced in a document executed by them and identifying the items on which they have reached an agreement (the "AGREED ITEMS") and those on which there remains a dispute (the "DISPUTED ITEMS"). The agreement on the Agreed Items shall be final, binding and conclusive on the Parties. It shall not be subject to appeal or any other form of recourse.

1.2.4.4 In case the Parties have not been able to agree on the AIMDF Figures within a thirty (30) Business Day period beginning on the date a notice of dispute is provided by the Seller to the Purchaser, the Disputed Items will be referred by the Purchaser or the Seller to an independent auditor (the " INDEPENDENT AUDITOR") to be agreed by the parties. In the event the Parties cannot agree on an Independent Auditor within seven (7) calendar days after the end of the thirty (30) Business Day period referred to above or if such Independent Auditor refuses to accept or cannot perform its mission, the Independent Auditor shall be appointed by the President of the Commercial Court of Paris acting on the request of the most diligent

Party. The Independent Auditor will be exclusively instructed to settle the Disputed Items by applying the Accounting Principles in order to definitively settle the AIMDF Figures and the adjustment to Deferred Consideration pursuant to Article 1592 of the French Civil Code. The Independent Auditor shall, as expeditiously as possible after its appointment, issue a report in which it shall present its determination of the Disputed Items.

The determination of the Disputed Items by the Independent Auditor shall, save only for manifest error (erreur manifeste), be final, binding and conclusive on the Parties. It shall not be subject to appeal or any other form of recourse.

The AIMDF Figures (and therefore the related adjustment to the Deferred Consideration) shall be computed by applying the Accounting Principles and, as appropriate, the definitions set forth in Section 1.2.2 or 1.2.3 and using the figures determined, for the Agreed Items, by the Parties and, for the Disputed Items, by the Independent Auditor.

1.2.4.5 The fees and costs of the Seller's Accountants shall be borne by the Seller. The fees and costs of the Purchaser's Accountants shall be borne by the Purchaser. The fees and costs of the Independent Auditor shall be shared equally by the Purchaser on the one hand and Seller on the other hand.

1.2.5. Overall limit on Adjustments

The Parties agree that in no event shall the sum of the Net Assets Adjustment and the EBITDA Adjustment exceed eighty million French Francs (FF80,000,000) (the "Overall Limit").

1.2.6 - Payment of the Shares Purchase Price and Related Transactions

1.2.6.1 The Parties agree that:

a) the Initial Consideration shall be paid by the Purchaser in two parts as follows;

     (i)     [deleted];

     (ii)    on the Closing Date, the sum corresponding to the Base Amount less
             (a) the amount of the Financial Indebtedness unpaid by the Seller at the Closing Date (the "Financial Indebtedness Amount") and less
             (b) the Current Account Amount without regard to any repayment to be made on the Closing Date pursuant to this Agreement, by irrevocable bank / wire transfer to the account designated by the Seller in writing to the Purchaser five Business Days prior to the Closing Date (the "Shares Closing Payment"); and

     (iii) on the Closing Date, the Adjusted Current Account Amount by irrevocable bank wire transfer to the account designated by the Seller in writing to the Purchaser five Business Days prior to the Closing Date (the "Current Account Closing Payment");

     it being specified and agreed however that should the sum of the Shares Closing Payment and the Current Account Closing Payment to be made pursuant to this Section exceed one hundred forty-six million five hundred thousand French francs (FF146,500,000), the Purchaser shall have, at its sole discretion, the right not to consummate the transactions contemplated in this Agreement and shall have the right to terminate this Agreement.

b) the Deferred Consideration (i) as adjusted pursuant to Sections 1.2.2.2 (a) and 1.2.3.2 (a) and (ii) less any amount paid by the Purchaser as an Advance Release Amount pursuant to Section 1.2.3.2 (b), shall be paid by the Purchaser to the Seller in two equal instalments, the first instalment on the second anniversary of the Closing Date and the second instalment on the third anniversary of the Closing Date.

c) on the Closing Date, simultaneously with the payments referred to in Sections 1.2.6.1 (a) (ii) and (iii) and without prejudice to any rights that the Companies may have against the Seller in this respect, the Seller shall pay to AIMDF by irrevocable bank wire transfer/ bank check the amount corresponding, in respect of any and all account receivables resulting from the activities of the Companies prior to and on the Closing Date, to the total sum, net after deduction of the corresponding interest charge equal to one (1) month EURIBOR plus 50 basis points per annum until the date the receivable is due or the bill of trade is payable, of (i) any and all partial or whole payments made to or any other sums collected by the Seller in connection with such account receivables which the Seller has not yet paid to the Companies and (ii) the amounts of such account receivables which the Seller has transferred by way of the Dailly procedure or has otherwise transferred, discounted or factored (in the case of bills of trade, regardless of whether or not they have been discounted) whether in whole or in part (the "Liened Asset Receivables Amount") and deliver to the Purchaser reasonable evidence of such payment.

d) on the Closing Date, simultaneously with the payments referred to in Sections 1.2.6.1 (a) (ii) and (iii) and without prejudice to any rights that the Companies may have against the Seller in this respect, the Seller shall cause AIMDF to pay to the Seller by irrevocable bank wire transfer/ bank check the Current Account Partial Repayment Amount and deliver to the Purchaser reasonable evidence of such payment.

e) As a condition to Closing and in particular as a condition to the payments to be made by the Purchaser under this Agreement, for the sole purposes of the calculations of the payments to be made under this Section 1.2.6.1 and subject to further adjustments in accordance with Section 1.2.6.1 (f), the Seller shall, no later than one (1) full Business Day prior to the Closing Date, deliver to the Purchaser (i) a certificate (the "Certificate") setting forth the Liened Asset Receivables Amount, the Financial Indebtedness Amount, the Current Account Amount, the Current Account Partial Repayment Amount and the Adjusted Current Account Amount as of the Closing Date as computed by the Seller in accordance with the terms and conditions of this Agreement and French GAAP as consistently applied by the Seller and (ii) appropriate documents reasonably evidencing the accuracy of the computations of such amounts.

f) Notwithstanding any other provision of this Agreement, the Parties agree and recognise that any and all payments made pursuant to this Section
     1.2.6.1 are subject, notably, to the review by the Purchaser and Purchaser's Accountants of the Certificate, the computations of the amounts stated therein and of any relevant data, information and/or documents. The Parties agree that the Purchaser and Purchaser's Accountants shall have the right to conduct such review during a period not to exceed sixty (60) Business Days from the Closing Date. In the event that Purchaser notifies Seller that it disputes any of the amounts set forth in the Certificate, the Seller and the Purchaser shall attempt to reconcile their differences and, for such purpose, each of, on the one hand, the Seller and the Seller's Accountants and, on the other hand, the Purchaser and the Purchaser's Accountants shall have access to each other's working papers with respect to the disputed items and shall have the right to perform additional relevant audits and the Seller shall have access to, subject to prior written consent of the Purchaser, which consent shall not be unreasonably withheld, and under circumstances reasonable in the Purchaser's judgment, the personnel of the Companies, and the Purchaser shall have access to, subject to prior written consent of the Seller and under circumstances reasonable in the Seller's judgment, the personnel of the Seller's Group, in each case to the extent related to the matters to which the disputed items relate. Subject to the following provisions, any rectification of the amounts set forth in the Certificate shall result in the computation of the payments that should have been made in accordance with this Section if the amounts used for such payments had been the rectified amounts and the Parties shall and/or shall cause AIMDF, if applicable, to make appropriate payments to the Purchaser, the Seller and/or AIMDF accordingly in order to have each Party and/or AIMDF, if applicable, finally receive and pay exactly the amounts that they should have received or paid if the rectified amounts had been initially used. In case the Parties have not been able to agree on such amounts within a thirty (30) Business Day period beginning on the date a notice of dispute is provided by the Purchaser to the Seller, disputed items will be referred by the Purchaser or the Seller to an independent auditor (the "INDEPENDENT AUDITOR") to be agreed by the parties. In the event the Parties cannot agree on an Independent Auditor within seven (7) calendar days after the end of the thirty (30) Business Day period referred to in the preceding sentence or if such Independent Auditor refuses to accept or cannot perform its mission, the Independent Auditor shall be appointed by the President of the Commercial Court of Paris acting on the request of the most diligent Party. The Independent Auditor will be exclusively instructed to settle the disputed items by applying French GAAP as consistently applied by the Seller in order to definitively settle the amounts that should have been set forth on the Certificate and to determine the appropriate computations of the sums owed by any Party in accordance with this Section pursuant to Article 1592 of the French Civil Code. The Independent Auditor shall, as expeditiously as possible after its appointment, issue a report in which it shall present its determination of the disputed items. Such determination by the Independent Auditor shall, save only for manifest error (erreur manifeste), be final, binding and conclusive on the Parties. It shall not be subject to appeal or any other form of recourse. The fees and costs of the Independent Auditor shall be shared equally by the Purchaser on the one hand and the Seller on the other hand.

g) The Parties agree that notwithstanding any other provision contained herein, the Seller shall pay the Financial Indebtedness Amount on the Closing Date such that the Companies shall have no further obligations in respect of such amount and shall obtain that on the Closing Date all Liens, if any, in respect of such Financial Indebtedness shall have been discharged in full with no further obligations of the Companies in this respect (and the Purchaser shall have been furnished with reasonable evidence of such full discharge) or (ii) such Financial Indebtedness Amount may be set-off by the Purchaser against the corresponding portion of the Initial Consideration mentioned in Section 1.2.6.1.

h) On the Closing Date, the Seller shall have paid to AIMDF the amount of the advance of sixty million French Francs (FRF 60,000,000) by irrevocable bank wire transfer/ bank check in accordance with the Transition Services Agreement as referred in EXHIBIT XIII.

1.2.6.2 The above payments shall be made at the above-mentioned dates.

1.2.6.3 The Seller undertakes not to assign or transfer or charge or pledge in part or in whole its claims to the Shares Purchase Price (including but not limited to the Deferred Consideration), without the Purchaser's prior written consent.


1.2.6.5 Neither the Initial Consideration nor the Deferred Consideration of the Shares Purchase Price shall bear any interest.

1.2.7 - Oxford Automotive France

Oxford Automotive France hereby agrees to be liable, jointly and severally, with the Purchaser to pay to the Seller the Deferred Consideration in accordance with the terms and conditions of this Agreement.


1.3      ACTIONS AT AND IN CONNECTION WITH SIGNING AND CLOSING


1.3.1 ACTIONS TO TAKE PLACE ON THE DATE HEREOF BY THE PARTIES; EXHIBIT III; [DELETED]

1.3.2    CLOSING

Provided that the conditions to the respective obligations of the parties set forth in Article II hereof have been satisfied or waived and provided further that the Parties shall have been able to mutually agree on the determination of the Financial Indebtedness of the Companies in accordance with Section 1.2.6.1, the consummation of the sale and purchase of the Shares (the "Closing") shall be held at the offices of Salans Hertzfeld & Heilbronn, 9 rue Boissy d'Anglas, 75008 Paris, France, or such other location as shall be mutually agreed by the parties, at 9 a.m. (Paris time) on August 2nd, 2000 (such date and time being referred to herein as the "Closing Date"). All actions provided for in this
Section 1.3 to occur at Closing shall be mutually conditioned on the concurrence of all of the other such actions provided for in this Section 1.3 and in Sections 2.1 and 2.2 at Closing.


1.3.3    ACTIONS TO TAKE PLACE AT CLOSING


At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (i) duly executed share transfer orders (ordres de mouvements) for all of the Shares, sufficient to convey to the Purchaser good and marketable title to the Shares; and (ii) the certificates and other documents required to be delivered pursuant to Section 2.1 and listed in EXHIBIT IV. At the Closing, the Purchaser shall deliver or caused to be delivered to the Seller the certificates and the documents required to delivered pursuant to Section 2.2 and listed in
EXHIBIT V.

1.4      RIGHTS IN RESPECT OF SHARES.

As from the Closing, neither the Seller nor any members of the Seller's Group (other than the Companies) shall have any rights in respect of the Shares (including without limitation any right to receive dividends from the Companies on or after Closing).

1.5      SELLER'S GROUP / COOPERATION.

The Seller shall procure (se porte fort) from the Companies and from the other entities of the Seller's Group consistent with the Laws applicable to such Companies and entities full cooperation in order to give effect to this Agreement, including without limitation the taking of any action, and the execution and delivery of any agreement or other document reasonably requested by the Purchaser. In this connection, the Seller undertakes in particular, and without limiting the Purchaser's right to seek damages or other recourse, to reimburse the Purchaser on its first demand without delay any and all costs incurred by the Purchaser (including without limitation any and all professional fees and expenses) in connection with the negotiation, preparation, execution and carrying into effect of this Agreement in the event that the Closing does not occur because the Seller is not able to or does not transfer one hundred percent (100%) of the Shares to the Purchaser at Closing.

1.6 Purchaser undertakes to ensure that the Companies comply with their obligations under the financing agreements listed in EXHIBIT VI.1 hereto; if, for any reason, the Seller was required by final judgment, or otherwise if expressly authorized in writing by the Purchaser (which consent shall not be unreasonably withheld), to make any payment under the guarantees issued by it in connection with any one of these agreements and also listed in EXHIBIT VI.2 hereto, Purchaser shall forthwith reimburse the Seller any such payments as well as any costs or expenses reasonably incurred by it in connection therewith.


                                   ARTICLE II

                              CONDITIONS TO CLOSING



2.1   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.

      The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

      (i) all representations and warranties made by the Seller in this Agreement shall be true and correct in all respects on and as of the date hereof and the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate at such date), and the Seller shall provide a certificate to the Purchaser at Closing in the form of EXHIBIT VII confirming that fact;

      (ii) the Seller shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by the Seller prior to or at Closing and the Seller shall provide a certificate to the Purchaser at closing in the form of EXHIBIT VIII confirming such fact and the Seller's compliance with its agreements set forth in Sections 3.2 and 3.6;

       (iii) all Consents required for the consummation of the transactions contemplated by this Agreement listed in Schedule 4.3 shall have been obtained or satisfied in the judgment of the Purchaser on reasonably satisfactory terms and all waiting periods specified under applicable Laws, and all extensions thereof, the passing of which is necessary for such consummation, shall have passed (and the Purchaser shall have been furnished with reasonable evidence of the obtaining or satisfaction of all such Consents and the timely making of all required filings and consultations);

       (iv) the Persons listed on EXHIBIT IX shall have tendered their resignations from their respective offices;

       (v) the Seller shall have made available to the Purchaser for its review at least ten (10) full Business Days prior to the Closing Date and at Closing the share registers and other statutory books of the Companies duly maintained to such date, and shall have delivered to the Purchaser in reasonably satisfactory form evidence of compliance by the Seller with all preemptive or similar rights contained in the Organizational Documents of the Companies or in any agreements among any of the Companies' shareholders;

       (vi) no preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, prospects, net income or financial condition of the Companies shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, shall have been instituted or threatened by any government or governmental or regulatory authority, or by any other Person (other than the Purchaser or any of its Affiliates) which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement (other than a frivolous or vexatious application);

      (vii) during the period from January 1, 2000, to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects or financial condition of any of the Companies;

      (viii) the results of the Purchaser's due diligence legal, financial, business and environmental review of the Companies shall be satisfactory to the Purchaser in its sole discretion;

      (ix) the Purchaser shall have completed all visits to the customers of the Companies to complete its business due diligence and shall have received from such customers such assurances in respect of customer relations (in particular as to the continuity of customer relationships and business with the Companies after the Closing
              Date) as the Purchaser deems necessary or desirable;

       (x)    The following persons shall have agreed to remain employed by the
              Companies: D. Francois, D. Guillot, J.M. Doucet, J. Drouaud, R. Decarsin, P. Foucon, J.J. Crampe, J. Munte, A. Boutroy, J.P Burlot, M. Depaix, E. Ducci and Y. Grellet;

       (xi)   [Deleted];

       (xii) The Seller shall have, and shall have caused its relevant Affiliates, to fully release and discharge the Companies from any and all obligations or other liabilities regarding all Financial Indebtedness of the Companies towards them, without charge, cost or other financial contribution of the Companies, it being specified however that, regarding any indebtedness of the Companies under any shareholder current account, the Seller shall have transferred free from any Liens, and shall have caused its relevant Affiliates to transfer free from any Liens, all of their related rights to the Purchaser; the Seller shall provide to the Purchaser a certificate addressed to the attention of the Purchaser and the Companies in the form of EXHIBIT X confirming that fact as well as reasonable evidence of the foregoing;

      (xiii) The rights, obligations and other liabilities of AIMDF under the commercial lease agreement dated November 5, 1997 regarding the Poissy site and/or in connection with such site shall have been fully transferred to the Seller, at no cost to and with no further obligations or other liabilities by any of the Companies in connection therewith and related security deposit and interests thereon shall have been repaid to AIMDF in full; the Purchaser shall have been furnished with reasonable evidence of the foregoing.

      (xiv) The Seller shall have caused its Affiliate the "SCI du lieudit "le village"" and AIMDF to execute and deliver to the Purchaser a promise to purchase the site of Champigny in the form of EXHIBIT
              XI.1 hereto and shall have delivered to the Purchaser appropriate evidence that AIMDF has duly exercised the option granted to it pursuant to the above-mentioned credit-bail, which exercise is binding on the lessors under this finance lease.

      (xv) The Seller shall have executed and delivered to the Purchaser an environmental indemnity and remediation agreement concerning the sites of Champigny and Val D'Ajol in the form of EXHIBIT XII hereto.

      (xvi) The Purchaser shall have received written notice from the Seller certifying that the prior completion of all obligations on the part of the Seller to consult with or inform its "Comite d'entreprise" or the "Comites d'entreprise" of the Companies) have been fulfilled.

      (xvii) The Seller and AIMDF shall have executed and delivered a Transition Services Agreement in the form of EXHIBIT XIII hereto.

      (xviii) The Seller shall have provided the Purchaser with an irrevocable and unconditional valid written commitment of M. Denis Francois to assign at no cost the share that he holds in AMB to the Purchaser or any of its Affiliates.

      (xix) ASA, AIS, AFSA shall have delivered to the Purchaser appropriate evidence of the obtaining of all Consents required for the consummation of the transactions contemplated by this Agreement in respect of their obligations hereunder such as the corporate resolutions authorizing the guarantees and commitments provided in Sections III.C and III.D.


2.2   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.


       The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

      (i) the Purchaser shall have performed and complied with, all agreements and commitments required by this Agreement to be performed or complied with by it prior to or at Closing;

      (ii) all Consents of any Person required for the consummation of the transactions contemplated by this Agreement shall have been obtained and all waiting periods specified under applicable Laws, and all extensions thereof, the passing of which is necessary for such consummation, shall have passed (and the Seller shall have been furnished with reasonable evidence of the obtaining of all such Consents and the timely making of all required filings and consultations);

       (iii) the Purchaser shall have tendered to the Seller the Shares Closing Payment;

       (iv) no preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, that declared this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and

       (v) all certificates, instruments and other documents required to be executed or delivered by or on behalf of the Purchaser under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Purchaser in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance.


                                   ARTICLE III

                           (A) COVENANTS OF THE SELLER

3.1   ORDINARY COURSE OF BUSINESS

(a) During the period from the date of this Agreement through Closing (or the earlier termination of this Agreement pursuant to Section 7.3 hereof), the Seller will ensure that the Companies will conduct their business solely in the ordinary course consistent with past practices and, without limiting the foregoing, without the prior written consent of the Purchaser, the Seller will not, except as required or permitted pursuant to the terms hereof, permit any of the Companies (taken individually or collectively) to:

      (i) make any material change in the conduct of their business or operations or enter into any transaction other than in the ordinary course of business consistent with past practices and this Agreement;

      (ii) make any change in their Organizational Documents or issue any additional shares of capital stock or other interest in their capital, grant any option, warrant or right to acquire any capital stock or interest in their capital, or issue any security convertible into or exchangeable for their capital stocks or interests in their capital or make any change in their outstanding shares of capital stock or other interests in their capital;

      (iii)   incur, assume or guarantee any indebtedness for borrowed money;

      (iv) redeem or purchase any shares of their capital stock or declare, set aside, make or pay (in cash or otherwise) any dividend or other distribution in respect of their capital stock or any form of profit participation or any special payment;

      (v)     make any change in their methods of accounting;

       (vi) acquire or form any corporation, partnership, association or other business organization;

       (vii) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts expressly referenced in the Exhibits or Schedules hereto and dispositions of inventory for fair or reasonable value in the ordinary course of business consistent with past practices, or enter into any agreement (whether verbal or written) with any customer providing for any new rebate or discount or modifying any existing rebate or discount, otherwise than as set forth in Schedule 4.17 hereof.

       (viii) acquire or dispose of any items of real property other than (a) the non material sale to M. Dufresne and (b) the exercise of the option under the credit-bail Batical as set forth in Schedule 4.6.(e) hereof; acquire or dispose of any items of equipment or machinery having an individual value in excess of FF 200,000 or make or commit to make any capital expenditure in excess of FF 200,000 other than those capital expenditures which are specifically set forth in Schedule 4.6(e) (2);

       (ix) make any loan, advance or capital contribution to or investment in any Person, except loans or advances with respect to salaries, goods or services pursuant to transactions in the ordinary course of business consistent with past practices and on commercially reasonable terms;

       (x) make any material change in any sales procedures or policies or in their practices for the collection of accounts receivable;

       (xi) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or incur any obligations in respect of, any of the Companies, their Affiliates or their shareholders, managers, employees or consultants or family members thereof, except transactions pursuant to existing contracts expressly referenced in the Exhibits and Schedules hereto and for amounts and under conditions consistent with past practices, or enter into any new agreement or arrangement with any of the aforementioned Companies, Affiliates or Persons;

       (xii) appoint or hire any additional managers, employees or consultants other than temporary employees hired pursuant to contracts of fixed duration (contrats a duree determinee) of not more than six
              (6) months or in conditions consistent with past practices, or increase remuneration or benefits of managers, employees or consultants;

       (xiii) take any action that would have the direct consequence of causing any of the representations and warranties made by the Seller in this Agreement not to remain true and correct;

       (xiv) incur or grant liens on any property or enter into any Material Contract (as this term is defined in Section 4.9 below);

       (xv) enter into any new purchase orders individually in excess of FF 1,000,000 or in the aggregate in excess of FF 5,000,000;

       (xvi) make any change in existing insurance policies or levels of insurance average; or

       (xvii) commit itself to do any of the foregoing.

(b) During the period from the date of this Agreement through Closing (or the earlier termination of this Agreement pursuant to Section 7.3 hereof), the Seller will cause the Companies to keep the Purchaser regularly informed in writing of (i) any discounting or write-offs of any notes or accounts receivable or portions thereof, (ii) any issue or problem faced by the Companies in connection with the collection of any receivables and (iii) any proposals to or from customers for new purchase orders.


(c) During the period from the date of this Agreement through Closing (or the earlier termination of this Agreement pursuant to Section 7.3 hereof), the Seller shall make its best efforts to preserve the business and goodwill of the Companies and in particular shall not authorize or permit any of the Companies to transfer any employee of the Companies to the Seller or to any Affiliates or business units thereof without the Purchaser's prior written approval. Moreover, the Seller shall not authorize and/or permit any purchase orders or requests for proposals to be directly or indirectly transferred or directed by the Companies to the Seller or to any Affiliates or business units thereof without the Purchaser's prior written approval.


3.2   SETTLING OF CERTAIN ACCOUNTS - RELATED PARTY CONTRACTS

The Seller acknowledges and represents to the Purchaser that other than pursuant to the contracts listed in EXHIBIT XIV, as from Closing, the Companies will no longer be a party to or be bound by, or have any continuing obligations or other liability under, nor have the Companies incurred any management fee liability since December 31, 1999 pursuant to, nor does the Seller or any of its Affiliates have any outstanding obligations under, any contract with or in favor of the Seller or any of its Affiliates other than the Companies (a "Related Party Contract"), in particular in connection with the contracts listed in
Schedule 4.4(c) hereto.

The Seller shall obtain that any and all amounts owed to any of the Companies pursuant to any such Related Party Contracts shall be repaid to such Companies at the latest by Closing (including without limitation all positive balances of the Companies pursuant to any cash pooling arrangement).


3.3   COOPERATION; ACCESS

The Seller shall cooperate, and shall cause its representatives and advisers and the representatives and advisers of the Seller's Group to cooperate, with the Purchaser and its representatives and advisers in order to enable the Purchaser to complete its legal, financial, business and environmental due diligence review of the Companies to its satisfaction. The Seller shall afford, and shall cause the Companies to afford, to the Purchaser and its representatives and legal, financial and environmental advisers access during normal business hours throughout the period from the date hereof through the Closing Date (or the earlier termination of this Agreement pursuant to Section 7.3 hereof) to the Companies' properties, books, contracts, commitments and records and, during such periods, shall furnish promptly to the Purchaser all other information concerning the Companies' business, properties, management and personnel as the Purchaser may reasonably request in order to complete its due diligence review of the business, assets, liabilities and accounting and financial condition of the Companies, provided that no investigation or receipt of information pursuant to this Section 3.3 shall affect any representation or warranty of the Seller, and provided further that the Purchaser shall, to the extent consistent with the performance of a complete due diligence review of the Companies, exercise discretion in its inquiries of the Companies' personnel and third parties.

Without limiting the foregoing, the Seller shall have provided the Purchaser with unrestricted access to the management of the Companies in order to assess their capabilities and to reach an understanding with them as to the future direction and management of the Companies as part of an enlarged Group of the Purchaser, including further development of business forecasts for fiscal years 2000-2004 acceptable to the Purchaser.


3.4   LIMITATIONS ON SOLICITATION

The Seller agrees that for a period of two (2) years from the Closing Date, neither the Seller nor any member of the Seller's Group shall directly or indirectly solicit or employ any management person and/or solicit any technical person now employed by the Companies without the consent of the Purchaser.


3.5   EXCLUSIVITY

From date hereof through Closing (or termination of this Agreement pursuant of Section 7.3 hereof if earlier), neither the Seller nor the Seller's Group, nor the Companies, nor the Companies' officers or directors nor anyone acting on behalf of the Seller, of the Seller's Group or of such Persons shall, directly or indirectly, encourage, continue, solicit, engage in discussions or negotiations, or enter into any agreement, with any Person (other than the Purchaser or its representatives), or provide any information to any potential purchaser (other than the Purchaser or its representatives), concerning any purchase or sale of shares, merger, consolidation, liquidation, sale of substantially all of the assets or similar transaction involving the Companies or their assets, or encourage any third party to initiate unsolicited actions to accomplish any of the foregoing. The Seller shall notify the Purchaser immediately in writing of the details of any indications of interest from any Persons with respect to the foregoing of which the Seller or the Seller's Group or the Companies become aware.


3.6   SHAREHOLDERS MEETING

The Seller shall cause a special meeting of the shareholders of the French Companies to be validly called for the Closing Date, the agenda of which shall include the matters listed on EXHIBIT XV hereto.


3.7   FURTHER ACTIONS

Subject to the terms and conditions herein provided, the Seller shall use its best efforts, to take, or cause to be taken, all such further actions and to do, or cause to be done, all such additional things necessary, proper or advisable consistent with all applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any Consents to consummate the transactions contemplated by this Agreement. In particular, the Seller shall keep the Purchaser regularly informed of its actions in connection with the satisfaction of the conditions set forth in Section 2.1. The Seller shall have delivered, at the latest by the Closing, to the Purchaser all certificates, instruments and other documents listed in EXHIBIT XVI, and all other actions and proceedings required to be taken by or on behalf of the Seller in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance;

3.8   UNDERTAKINGS NOT TO COMPETE

In consideration of the purchase of the Shares, the Seller undertakes with the Purchaser that it will not, and that it will procure that the Seller's Group will not:


(a) for a period of three (3) years from the Closing Date within the territory described on EXHIBIT XVII hereto carry on or be engaged in any Restricted Business;


(b) at any time after Closing disclose or use for any purpose any information concerning the Companies or their business affairs, except:

      (i) to the extent required by Law, or necessary in order to defend or pursue litigate against the Purchaser under this Agreement;

      (ii) to its professional advisers under circumstances of confidentiality, or

      (iii) to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by any Person.

However, as an exception to this Section 3.8 only, the Parties agree that the provisions of this Section 3.8 shall not apply to a purchaser acquiring control of the Seller's Group provided that such purchaser does not use the name "Aries" in connection with any Restricted Business.


3.9 COOPERATION REGARDING MATERIAL CONTRACTS

The Seller shall ensure that the Companies shall promptly notify the counter parties under the contracts referred to in Section 4.3(f) of the transactions contemplated by this Agreement and obtain any required Consents to such transactions; in connection therewith, the Seller shall introduce the Purchaser to the Companies' main clients and shall use its best efforts to support the Purchaser as the Seller's successor in respect of such clients.


3.10.  MANAGEMENT INFORMATION SYSTEM

The Seller shall not permit any of the Companies to acquire or implement or incur any costs in connection with any new management information system (i) which would not be operationally independent of any and all management information system of the Seller's Group as from the Closing and (ii) without the prior written approval of the Purchaser.


3.11.  STATUTORY AUDITORS

The Seller shall have used its best efforts to obtain that the principal and substitute statutory auditors (commissaires aux comptes) of the French Companies tender their written resignations as statutory auditors of the Companies effective as of the Closing Date.


3.12.  SELLER'S OTHER UNDERTAKING

The Seller hereby undertakes, for so long as it and/or AIS shall have any obligation in connection with this Agreement and/or any related covenant, agreement or undertaking, that it shall not and shall cause its subsidiaries not to make any extraordinary distributions with respect to its or their capital stock or a substantial part of its assets and that it shall not, and shall cause its subsidiaries not to, liquidate or dissolve or otherwise transfer, encumber or affect the shares of AIS other than for fair value or permit the transfer or sale of a substantial part of the Seller's and/or AIS's assets other than for fair value or commit to do any of the foregoing without first (i) having notified the Purchaser thereof prior to the occurrence of such event and (ii) having provided to Purchaser with such alternate guaranty as Purchaser may reasonably require.


                         (B) COVENANTS OF THE PURCHASER


3.13.  MANAGING AND OPERATING POLICIES


The Parties agree that the Purchaser shall, when not unreasonable, do its best efforts to cause the business of the Companies to be conducted during the twelve
(12) months period after the Closing Date in accordance with the following policies: the business of the Companies shall be conducted in the ordinary course of business, in a manner consistent with past practice; the PALOMA cost saving plan shall continue to be implemented; AMS shall continue to comply in all material respects with the conditions imposed by the Italian government in connection with the grant obtained in the past by AMS from the Italian government; no material changes in the accounting principles applicable to the Companies shall be made except when required pursuant to French Laws and French GAAP; no material changes to the commercial policies of the Companies shall be made; any transactions with the Purchaser or any of its Affiliates shall be made at fair market value and during the period of twelve months following the Closing Date, the Purchaser shall procure that the Companies keep reasonable details of any transaction with the Purchaser or any of its Affiliates which shall all be made at fair market value.


3.14 NOLS


Without prejudice to Article IV, the Parties agree that with respect to the tax sharing agreement a copy of which is set forth in Schedule 4.7(i), for so long as the French Companies are part of the Purchaser's Group, the Purchaser shall cause the French Companies after the Closing not to claim reimbursement of AIMDF's NOLs used by the Seller prior to December 31, 1999.


3.15 LIMITATIONS ON SOLICITATION


In the event of termination of this Agreement pursuant to Section 7.3 and in such event only, the Purchaser agrees that for a period of two years from the date of such termination neither the Purchaser nor any member of the Purchaser's Group shall directly or indirectly solicit any management person and/or solicit any technical person now employed by the Companies without the consent of the Seller,provided that nothing in the foregoing shall prevent any industry wide solicitation.


                       (C) COVENANTS OF ASA, AIS AND AFSA

C - 1. GENERAL JOINT AND SEVERAL GUARANTEE AND UNDERTAKINGS OF ASA, AIS AND AFSA



3.16   JOINT AND SEVERAL GUARANTEE OF ASA, AIS AND AFSA



Subject to the provisions of Section C-2 with respect to ASA, AIS and AFSA regarding the representations and warranties related to Sections 4.2(a) and 4.2(c), ASA, AIS and AFSA hereby jointly and severally guarantee to the Purchaser as from the Closing Date the performance by the Seller of the latter's covenants, agreements and/or obligations under and/or in connection with this Agreement, and/or any related covenant, agreement or undertaking delivered by the Seller relating thereto; it being specified however that in respect of AIS exclusively, such guarantee of AIS pursuant to this Section 3.16 shall become effective only as from the date on which the Deferred Consideration is paid by the Purchaser to the Seller, in whole or in part, in accordance with Section
1.2.6.1 and/or is subject to final reduction to zero.


3.17   OTHER UNDERTAKINGS OF ASA, AIS AND AFSA


3.17.1 ASA hereby undertakes, for so long as it and/or the Seller, AIS and/or AFSA shall have any obligation in connection with this Agreement and/or any related covenant, agreement or undertaking, that it shall not and shall cause its subsidiaries not to make any extraordinary distributions with respect to its/or their capital stock or otherwise and/or and that it shall not and shall cause its subsidiaries not to, liquidate or dissolve or permit the Seller, AIS and/or AFSA to otherwise transfer, encumber or affect the shares of the Seller, AIS and/or AFSA other than for fair value or permit the transfer or sale of a substantial part of its/their assets other than for fair value or commit to do any of the foregoing without first (i) having notified the Purchaser thereof prior to the occurrence of such event and (ii) having provided to Purchaser with such alternate guaranty as Purchaser may reasonably require.


3.17.2 ASA, AIS and AFSA hereby each represents and warrants to the Purchaser that their respective guarantee mentioned in Section 3.16 constitutes a valid, binding and reasonable undertaking on its part and is in its best interest and that it has obtained all necessary Consents for the consummation of the transactions contemplated by this Agreement and in particular the corporate authorizations in respect of the guarantee and commitments provided in Section C.1.


3.17.3 ASA, AIS and AFSA jointly and severally undertake to indemnify until the sixth month following the expiration of the applicable statute of limitation the Purchaser from and against and agrees to hold the Purchaser harmless from any and all action, judgment, damage, loss, liability and expense incurred by the Companies and/or the Purchaser as a result of any breach or incorrectness of any representation and warranty of ASA, AIS and/or AFSA pursuant to this Article III(C). This indemnity shall not be subject to any limitations with respect to amounts provided in Article VI with respect to indemnification claims by Purchaser.

  C - 2. SPECIFIC JOINT AND SEVERAL GUARANTEE AND UNDERTAKINGS OF ASA AND AFSA


3.18   SPECIFIC JOINT AND SEVERAL GUARANTEE OF ASA AND AFSA



Without prejudice to any other provision contained in this Agreement, ASA and AFSA hereby jointly and severally guarantee to the Purchaser, as from the Closing Date until the sixth month following the expiration of the applicable statute of limitation, the accuracy of the representations and warranties contained in Sections 4.2(a) and 4.2(c), and shall consequently indemnify the Purchaser from and against and agrees to hold the Purchaser harmless from any and all action, judgment, damage, loss, liability and expense incurred by the Companies and/or the Purchaser as a result of any inaccuracy, breach, or incorrectness of any such representations and warranties without limitations as to amounts; it being agreed however that such guarantee of ASA and AFSA pursuant to this Section 3.18, and the guarantee by AIS pursuant to Section 3.16 but only in respect of Sections 4.2(a) and (c), shall be limited to a period of five (5) years as from the Closing Date if and to the sole extent (i) the Seller shall have delivered to the Purchaser, within one hundred twenty (120) days of the Closing Date, a guarantee and undertakings in the form attached in EXHIBIT XVIII issued and taken by each of Aries Expansion SA ("AE") and COMIREG SA ("COMIREG") in favor of the Purchaser together with originals of the corporate authorizations in respect of the guarantee and commitments provided in Section
C.2 and (ii) no material adverse change shall have occurred in the financial condition of AE or COMIREG during that one hundred twenty (120) day period and such companies shall have continued to own 100% of the capital stock of ASA.



3.19   OTHER UNDERTAKINGS OF ASA AND AFSA


3.19.1 This Section C.2 shall not affect or otherwise limit the undertakings of ASA pursuant to Section 3.17 above.

3.19.2 ASA and AFSA hereby each represents and warrants to the Purchaser (i) that the guarantee mentioned in Section 3.18. constitutes a valid, binding and reasonable undertaking on its part and is in its best interest, (ii) that it has obtained all necessary Consents for the consummation of the transactions contemplated by this Agreement and in particular the corporate authorizations in respect of the guarantee and commitments provided in Section C.2 (iii) that AE has full and, except for the pledge over 50,375 shares in favor of Credit du Nord, unencumbered ownership over 96,814 shares of ASA, (iii) that COMIREG has full and, except for the pledge over 29,091 shares in favor of Credit Lyonnais, unencumbered ownership over 228,183 shares of ASA and (iv) that the shares held by AE and COMIREG as aforementioned represent all of the share capital of ASA.


3.19.3 ASA and AFSA jointly and severally undertake to indemnify until the sixth month following the expiration of the applicable statute of limitations the Purchaser from and against and agrees to hold the Purchaser harmless from any and all action, judgment, damage, loss, liability and expense incurred by the Companies and/or the Purchaser as a result of any breach or incorrectness of any representation and warranty of ASA and/or

       AFSA pursuant to this Article III (C). This indemnity shall not be subject to any limitations with respect to amounts provided in Article VI with respect to indemnification claims by Purchaser.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES GIVEN BY THE SELLER


The Seller hereby makes the following representations and warranties with respect to the Companies. The Seller hereby acknowledges that the Purchaser has agreed to enter into this Agreement on the basis of these representations and warranties, and is relying on these representations and warranties regardless of the participation of the Purchaser's auditors in reviewing financial statements of the Companies and any other investigation which the Purchaser may have directly or indirectly made. Each schedule pursuant to the following sections of the Article IV relates solely to the section or the part of the section the number of which it bears subject to express specific cross-references in such schedule.


4.1    CORPORATE MATTERS

(a) Each Company has been duly organized in conformity with the laws of its jurisdiction of incorporation. The Companies have obtained all permits, licenses, authorizations and approvals (governmental or otherwise) necessary to own and operate their assets and to carry out their business as is now being conducted. The Companies have accurately and diligently accomplished, on or prior to the applicable deadlines, all formalities that are required to validly continue their existence.


(b) There has been no request for the annulment or the dissolution of any of Company, nor any bankruptcy restructuring procedure ("redressement judiciaire") or judicial liquidation, nor any equivalent procedure; none of the Companies are insolvent ("etat de cessation de paiements"). To the best knowledge of the Seller, there are no grounds upon which a third party could require the dissolution or winding up of the affairs of any Company.


(c) A complete, up-to-date, certified copy of the by-laws (or equivalent Organizational Documents) of the Companies, as well as an original excerpt ("Extrait K-bis") from the Registry of Commerce and Companies (or equivalent certificate) for the Companies are attached hereto in Schedule 4.1(c)(i). No resolution has been approved that results or will result in the amendment of the attached by-laws or the dissolution or winding up of the affairs of any Company. Except as set forth in Schedule 4.1(c)(ii) hereto, all of the corporate books and registries of the Companies have been properly maintained in all material respects in accordance with applicable law. The corporate books and registries of the Companies accurately reflect, in all material respects in accordance with applicable law, their activities since their incorporation. A copy of the last board of directors minutes of each Company, as well as the minutes of the last shareholders' meeting, are attached hereto as Schedule 4.1(c)(iii).


(d) Other than the Companies, the Companies do not have any subsidiaries and do not directly or indirectly hold shares or other securities or interests in any company, entity or other Person, whether French or foreign. Neither of the Companies is part of any group or association with third parties nor of any organization to which it could be obligated to contribute additional capital or the liabilities of which it could be required to pay or guarantee. Except as set forth in
       Schedule 4.1(d) hereto, none of the Companies acts as a member of the board of directors of any other company. No contract exists whose stated purpose is to give to a third party (i) influence over the control or the management of the Companies or their respective business or (ii) a right to claim a part of the profits of the Companies.


4.2    CAPITAL STRUCTURE


(a)    The Shares represent 100% of the shares in AIMDF. Except as set forth in
       Schedule 4.2(a) hereto, all of the shares in the Companies other than the Shares are owned by AIMDF or one or more of the Companies (such shares, together with the Shares, the "COMPANIES' SHARES"). The Companies shall own at the latest on the Closing Date all of the shares in the Companies other than the Shares. The Companies' Shares are fully paid-in. The Companies have not issued shares or rights of any kind whatsoever, other than the Companies' Shares, which may give rise, directly or upon conversion, exchange, reimbursement or exercise, to an increase of its capital or an issuance of securities which entitle their owners to a share of the profits or to voting rights of the Companies.

(b) Except as set forth in Schedule 4.2(b) hereto, the Seller has full legal right, power and authority to sell the Shares and have obtained all requisite permits and consents for such sale.

(c) The Companies' Shares are fully negotiable and free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever. Immediately following the sale of the Shares to the Purchaser, the Purchaser shall acquire full ownership of the Shares and will own directly or indirectly 100% of the Companies' Shares, free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever.

4.3    EFFECT OF THE SALE

All Consents required for the consummation of the transactions contemplated by this Agreement (in particular the Consents relating to the change of control clauses and relating to approval of new shareholders) are listed in Schedule 4.3 hereto.

Except as set forth in Schedule 4.3 hereto, the sale of the Shares to the Purchaser will not:


(a) conflict with or violate the by-laws or other Organizational Documents of any Company or conflict with or violate any legal or regulatory disposition, or any judgment or decision that has been notified to any Company, whether judicial or regulatory; or


(b) result in the creation of any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever upon any material assets owned by the Companies; or


(c) give any person the right to revoke a guarantee, surety, comfort letter or other similar document issued for the benefit of any Company; or

(d) give any person the right to modify, cancel or revoke any material permit, authorization or license necessary for the legal exercise of the activities of the Companies' businesses or of any favorable tax regime or of subsidy or other public assistance; or


(e) provide the basis for any Person pursuant to any contract to increase the cost of raw materials, supplies or energy; or


(f) give any person the right to terminate a material contract or agreement to which the Companies are a party, or any other material contract or agreement which is necessary for the Companies' businesses or to modify the effects of any such contracts or agreements, including without limitation increasing any costs related thereto.


4.4   POTENTIAL CONFLICTS OF INTEREST

Except as set forth in Schedule 4.4 hereto, neither the Seller, nor the Seller's Group, nor any of their Affiliates:


(a) holds, or has the option to acquire, directly or indirectly, a participation in a company or business which conducts business with the Companies as a supplier, purchaser, lessor, provider of services or in any other manner; or


(b) holds, or has the option to acquire, directly or indirectly, in whole or part, any assets or rights used by any Company for purposes of conducting its activities or which are necessary for the conduct of the business of any Company; or


(c) is a party to an agreement or other contractual arrangement concerning the provision of goods or services to any Company; or


(d) receives any remuneration from persons who provide goods or services to any Company, or from persons who purchase goods or services from any Company; or


(e) has made, or intends to make or holds, a claim or has granted to a third party a right, against any Company whether by virtue of a contract or by operation of law; or

(f)   is owed any amounts by any Company by reason of a loan or for any reason.


4.5   FINANCIAL SITUATION


(a) The Seller has delivered to the Purchaser a true and complete copy of (i) the audited financial statements (including the balance sheet the profit and loss statements and annexes thereto) of each of the Companies (the "1999 Audited Financial Statements") and the unaudited proforma consolidated financial statements (based on the assumption that all Companies were at that date fully owned by AIMDF) (constituted by the balance sheet and the profit and loss statements) of the Companies, each as of and for the year ended on December 31, 1999 (hereinafter the "1999 Unaudited Consolidated Financial Statements" and together with the 1999 Audited Financial Statements, the "1999 Financial Statements"), and (ii) the unaudited financial statements (constituted by the balance sheet, and profit and loss statements) of each of the Companies, except for CAE (it being specified however that the Seller hereby represents and warrants that the results of CAE for the period as from January 1, 2000, until June 30, 2000, will be materially consistent with past results), each as of and for the period ended on June 30, 2000

      (hereinafter together the "June 30, 2000 Financial Statements", and collectively with the 1999 Financial Statements, the "Financial Statements"), which are attached hereto as Schedule 4.5 (a).

(b) The Financial Statements have been prepared according to French GAAP (for the French Companies), Italian GAAP (for the Italian Company), Turkish GAAP (for the Turkish Company), International Accounting Standards (for the Brazilian Company and for the Argentine Company) consistently applied. The consolidated financial statements contained in the Financial Statements have been prepared according to French GAAP consistently applied. The 1999 Financial Statements accurately present the financial condition of the Companies at the date thereof and the results of the operations of the Companies for the financial period then ended; and are complete, reflecting correctly the books of accounts and records of the Companies. The June 30, 2000 Financial Statements fairly present in all material respects the financial situation and/or results of operations of the Companies at the date thereof.

(c) Except as set forth in the Financial Statements, none of the Companies has incurred any contingent liabilities other than, in respect of the period from June 30th, 2000 through the Closing Date, normal trade payables and operating accruals reflected in the books and records of the Companies and which shall be set forth on the Relevant Balance Sheet as of the Balance Sheet Date as provided in Section 1.2.2.

(d) Schedule 4.5 (d) sets forth the amounts of the Liened Asset Receivables Amount, the Financial Indebtedness Amount, the Current Account Amount, the Current Account Partial Repayment Amount and the Adjusted Current Account Amount as of the day preceding the date of signature hereof.





4.6   CURRENT OPERATIONS

Each of the Companies has since January 1, 2000 been managed in the ordinary course of business and "en bon pere de famille" and none of the Companies has made any material change in the conduct of its business or operations, nor entered into any transaction other than in the ordinary course of business consistent with past practices. Except as set forth in Schedule 4.6 hereto, since January 1, 2000:

      (a) None of the Companies has been involved in any transaction of any kind which had, has or will have a material adverse effect on the financial condition, assets, prospects or operations of the Companies and no event or modification has taken place which had, has, or will have such an effect;

      (b) None of the Companies has made any change in its Organizational Documents or has issued any additional shares of capital stock or other interest in its capital, has granted any option, warrant or right to acquire any capital stock or interest in its capital, or has issued any security convertible into or exchangeable for its capital stocks or interests in its capital or has made any change in its outstanding shares of capital stock or other interests in its capital;

      (c) No dividend or other distribution in respect of their capital stock or any form of profit participation or any special payment has been declared, set aside, made or paid (in cash or otherwise) by the Companies, no amount has been improperly paid out by any Company, and no shares of the Companies have been repurchased or redeemed by the Companies; without limiting the foregoing, no payment of the type described in Section 3.1(a)(xi) has been made other than as set forth in Schedule 4.6(c);

      (d) None of the Companies has contracted a commitment or incurred an obligation other than in the ordinary course of its business, in conformity with its previous practice and in amounts comparable with those commitments contracted in the past; none of the Companies has incurred, assumed or guaranteed any indebtedness for borrowed money, which is not included in the Financial Indebtedness and disclosed as provided in the Agreement;

      (e) None of the Companies has acquired or disposed of any items of real property, nor made any sale, assignment, transfer, abandonment or other conveyance of any of its material assets or any part thereof, except transactions pursuant to existing contracts expressly referenced in the Exhibits or Schedules hereto and dispositions of inventory for fair or reasonable value in the ordinary course of business consistent with past practices, nor (except for contested items or for other reasonable commercial reasons) relinquished any debts or other rights due to it without receiving full compensation therefor, nor repaid any loan prior to its repayment date, nor made or committed to make any capital expenditure in excess of FF 200,000 other than those capital expenditures which are specifically set forth in Schedule 4.6 (e) (2);

      (f) None of the Companies has made any change in its methods of accounting, nor made any material change in any sales procedures or policies or in its practices for the collection of accounts receivables, nor acquired or formed any corporation, partnership, association or other business organization;

      (g) None of the Companies has made any non-operational payments or any loan, advance or capital contribution to or investment in any Person, except loans or advances with respect to salaries, goods or services pursuant to transactions in the ordinary course of business consistent with past practices and on commercially reasonable terms;

      (h) None of the Companies has paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets to, or incurred any obligations in respect of, any of the Companies, their Affiliates or their shareholders, managers, employees or consultants or family members thereof, except transactions pursuant to existing contracts expressly referenced in the Exhibits and Schedules hereto and for amounts and under conditions consistent with past practices, or enter into any new agreement or arrangement with any of the aforementioned Companies, Affiliates or Persons;

      (i) None of the Companies has guaranteed, paid, lent or advanced any amount to, or sold, transferred or leased any properties or amounts to, or incurred any obligations in respect of, any of the Seller's Group other than the Companies;

      (j) None of the Companies has raised the remuneration or modified the terms of the management, employment or consultancy contracts to which it is a party, nor the benefits enjoyed by its managers, employees and consultants. None of the Companies has (except in the ordinary course of business or as required by applicable laws, regulations and collective bargaining agreements) expressly undertaken to increase the remuneration or bonuses or other advantages of any of their employees, managers or consultants. None of the Companies has appointed or hired any additional managers, employees or consultants other than temporary employees hired pursuant to contracts of fixed duration (contrats a duree determinee) of not more than six (6) months or in conditions consistent with past practices;

      (k) None of the Companies has incurred or granted any option rights, mortgages or other security interests or encumbered the property of the Companies in any way or entered into any Material Contract (as this term is defined in Section 4.9 below), nor into any agreement (whether verbal or written) with any customer providing for any new rebates or discount or modifying any existing rebates or discounts, otherwise than as set forth in Schedule 4.17 hereof;

      (l) None of the Companies has committed itself to do any of the foregoing.

4.7   TAX, SOCIAL SECURITY AND CUSTOMS

All tax returns, reports, declarations of estimated tax and forms required to be filed under applicable Laws on or before the Closing Date by or on behalf of the Companies with respect to any income, properties or operations of the Companies with any taxing, welfare, social security or other social authority have been filed through the date hereof, or will be filed on or before the Closing Date in accordance with all applicable laws, and all taxes (including transfer, property sales, withholding, income, value-added or customs, social security fees, governmental charges, welfare charges, or assessments, or social, welfare and other contributions, governmental insurance fees, governmental pension plan contributions, duties, charges, levies, contributions, penalties, interest and other charges) (collectively "TAXES" and each individually a "TAX") due under applicable law, whether or not reported or reflected on such returns, reports, declarations, and forms have been paid or reserved for in the Financial Statements. All Taxes that the Companies were required by law to withhold or collect have been duly withheld or collected, and, to the extent required, have been paid to the proper authority. The Companies have no liability for any tax obligation of any entity (including, any affiliated group of corporations or other entities that included the Companies during any prior period) other than themselves. Without limiting the foregoing, none of the Companies has ever entered into any tax sharing agreement with any member of the Seller's Group other than the tax sharing agreement a copy of which is set forth in Schedule 4.7(i). The Companies have not and will not have in the future any liability to make any contribution under or in connection with any tax sharing agreement entered into with any member of the Seller's Group for any period prior to the Closing Date. All documents requiring an ad valorem stamp have been duly stamped, and no document of the Companies that is the subject of any such ad valorem stamp duty is or will be unstamped or insufficiently stamped, nor has any relief from any such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which the Companies have obtained relief has become payable. Except as set forth in Schedule 4.7(ii), there is no action, suit, proceeding, investigation, audit, examination or claim pending as of the date hereof against any of the Companies or, with respect to any Tax, nor has any claim for additional Tax been asserted or, to the best knowledge of the Seller, threatened by any such authority relating to the Taxes of the Companies.

4.8   COMPLIANCE WITH THE LAW; LITIGATION


(a) Except as otherwise disclosed in Schedule 4.12, the Companies have acted in conformity with the laws, decrees, regulations and binding decisions of competent authorities that are applicable to them or that relate to their activities, except where such non-compliance or non-conformity has no material adverse effect on the financial condition, assets and/or operations of any of them.


(b) Except for those items described in Schedule 4.8(b)(1) hereto (to include, in particular, name of the concerned Company, description of the case or matter, name of the counter-party, name of the lawyers of the Company, name of the lawyers of the other party, amounts, status (e.g. pending, potential...)), none of the Companies is a party to any material administrative, judicial or arbitration procedures. There are specific and adequate reserves in the Financial Statements in accordance with the relevant general accounting principles and/or standards described in
      Section 4.5(b) for liabilities which may arise as a result of any procedures to which the Companies are a party. Except as set forth in
      Schedule 4.8(b)(2), none of the Companies is the subject of any claim and the Seller has no knowledge of any circumstance which makes it reasonably foreseeable that such a claim will be made against one of them. With respect to such listed claims in Schedule 4.8(b)(2), there are specific reserves in the Financial Statements if required in accordance with the relevant general accounting principles and/or standards described in section 4.5(b). None of the Companies has received any notification of a proceeding or administrative investigation.


4.9   CONTRACTS

(a) Schedule 4.9(a) hereto enumerates all of the contracts to which any Company is a party:

      (i) conferring rights or obligations as a distributor, commercial agent or traveling sales representative (VRP) or toll manufacturer whether exclusive or non-exclusive; or

      (ii) requiring an annual payment of greater than FF 350,000, other than those contracts enumerated under (i), (iii), (iv) or (v) under this
            Section 4.9; or

      (iii) requiring, if terminated immediately after the date hereof, the payment of an indemnity, penalty or other sum exceeding FF 350,000, or, in the case of employment contracts, requiring indemnities other than indemnities required by law or applicable collective bargaining agreements; or

      (iv) licensing property or rights of any Company; or licensing property or rights from third parties; or

      (v)   purchase or customer orders in an amount of greater than FF
            3,000,000.

Such contracts shall be referred to herein as the "Material Contracts".

(b) None of such Material Contracts violates any mandatory law or regulation, and the Companies have full rights to require their performance in accordance to their respective terms. Except as set forth in Schedule 4.9(b), none of the Companies is in breach of the obligations contained in these contracts and to the best of Seller's knowledge no other party to these contracts is in breach of the obligations contained therein thus giving a third party a right to terminate or to require payment of an indemnity in excess of FF 100,000.

      No discussion is underway with the view to modifying or terminating any of these contracts. None of the Material Contracts contain provisions which would require the approval of the opposite party to a change in control of the Companies.

(c) None of the Companies are subject to any contractual agreement not to compete including without limitation with respect to products, processes, customers or geographical location or other agreement restricting their ability to conduct their business.


4.10   REAL PROPERTY AND FIXTURES


(a) Schedule 4.10(a) (i) sets forth a true and complete list of all real properties which the Companies own, lease (including under "contrats de credit bail", use or have agreed or are obligated to purchase or sell or lease, which specifies in each case, if the concerned Company owns, leases, uses or has agreed or is obligated to purchase or sell or lease, such real property. The Companies have good and marketable title to all real properties shown in such Schedule as owned by them and good and transferable right to occupy and use all real estate shown in such Schedule as leased by them, in each case under valid and enforceable leases. Except as disclosed in Schedule 4.10 (a)(i), none of the real properties owned or leased by the Companies is subject to any Lien.
      Schedule 4.10(a)(ii) contains a true and complete copy of all leases pursuant to which the Companies lease real property as of the date hereof (including "contrats de credit bail") and any amendments thereof. The Companies are not in breach of or default (and no event has occurred which, with due notice of lapse of time or both, may constitute such a breach of default) under any such lease, and no party to any such lease has given the Companies written notice of or made a claim with respect to any breach or default, the consequences of which, individually or in the aggregate, might result in the termination of such lease. Except as set forth on Schedule 4.10(a)(iii), no consent to the consummation of the transactions contemplated by this Agreement is required from the lessor of any such real property. Except as set forth in Schedule 4.10(a) (iv), the real property and said fixtures used in their industrial and commercial activity are not subject to any contract that permits a third party to occupy the premises owned, leased or used by the Companies or that could materially restrict or limit the ability of the Companies to operate their activities as presently carried out.


(b) Except as stated in Schedule 4.10(b), all of the real property and attached fixtures (immeubles par destination) used by the Companies are in good working order and repair (reasonable wear and tear excepted) in conformity in all material respects with the laws and regulations applicable to them, in particular with respect to zoning, environment, safety and labor law. The electrical, water and gas installations conform in all material respects to existing legal requirements. All compliance costs associated with the items set forth in such Schedule 4.10(b) are specifically reflected in Schedule 4.6(e) (2).


(c) Except as otherwise disclosed in Schedule 4.12, none of the Companies have been notified in writing by a competent authority of any decision that has or will have the effect (i) of restricting or modifying the use of the real property or installations used by the Companies or (ii) requiring material new investments. No decision has been published by a competent authority that has or will have the effect of (i) restricting or modifying the use of the real property or installations used by the Companies or
      (ii) requiring material new investments.

4.11   TECHNICAL INSTALLATIONS AND EQUIPMENT


(a) Schedule 4.11(a) sets forth a true and complete list of all material technical installations and equipments owned or leased by each of the Companies as at July 1, 2000, by location together with all changes in that list since that date. No technical installations and equipment is owned by the Seller's Group other than the Companies which is currently used by the Companies in order to conduct their business as currently conducted. Subject to Schedule 4.10(b), the technical installations and equipment held by the Companies are, reasonable wear and tear excepted, in good order and repair, and conform in all respects to the regulations that apply to them, notably in environmental and security matters.

(b) Except as set forth in Schedule 4.11(b), the Companies have not incurred any liability with respect to safety, hygiene or public health matters which is insufficiently provided for in the Financial Statements.


4.12   ENVIRONMENTAL MATTERS


Except as set forth in Schedule 4.12.1 and except as regards the sites of Champigny and Val d'Ajol mentioned in the environmental indemnity and remediation agreement mentioned in Section 2.1.(xv),


(a) The Companies and their respective operations have obtained and maintained in effect and currently hold all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment and to health and safety, including general provisions of the French civil code and others ("Environmental Laws") and have carried out all the formalities required under all Environmental Laws. A list of the relevant authorizations and declarations made within the framework of the law of July 19, 1976 is attached hereto as Schedule 4.12.2(a). The Companies have been operated in and are currently in compliance with all Environmental Laws and with all such licenses, permits and authorizations. None of the Companies has ever been subject to any inquiry, order, claim, injunction, complaint, sanction or penalty in connection with any Environmental Laws or any such license, permit or authorization. None of the Companies has performed or suffered any act which could give rise to, or has otherwise incurred or is subject to, liability to any person (governmental or not) under any Environmental Laws, nor have any of the Companies received notice of such liability or any claim therefor or submitted notice to any governmental agency with respect to any of their respective assets.


(b) There is no prohibition, injunction, restriction or limitation whatsoever, whether administrative or judicial, with regard to any Environmental Law, limiting the free disposal of the Companies' tangible personal or real property. There is no fact or circumstance likely to constitute the basis of such a prohibition, injunction, restriction or limitation.


(c) None of the property of the Companies has been used to treat or store any waste or substance on it and, in particular, no underground storage tanks have ever been located on any such property.


(d) None of the Companies has ever transported, or caused to be transported, waste in a place or to a destination which might incur its liability or that of the beneficiary, or which might result in clean-up or refurbishment expenses of the sites or which, more generally, might result in damage to the environment or injury to persons.


(e) None of the Companies has exposed any person or assets to hazardous materials, nor caused or allowed the emission, dispersion, discharge or deposit of any solid, liquid or gaseous substance causing a nuisance or pollution to the atmosphere, water, ground and subsoil, and to the fauna and flora nor the production of odors, noise, vibrations, waves, radiation or temperature variations.


(f) None of the Companies is the subject of any complaint or of any judicial action or any judgment in the matter of damage to the environment currently pending or threatened before French, European Community and international courts, whether civil, administrative or criminal.


(g) There are no polychlorinated biphenyls ("PCB's") in or at any property owned, leased, controlled or operated by the Companies.


(h) None of the real properties owned, leased, controlled or operated by the Companies has never had any friable asbestos or asbestos containing material in or on it.


(i) AIMDF has applied for due-qualification ISO 14001; all documents pertaining to such applications, including all reports from ERM, have been delivered to the Purchaser.


4.13   INVENTORY AND GOODS SOLD


(a) The inventories of the Companies reflected on the Financial Statements are carried at not in excess of the lower of cost or net realizable value, and do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Companies as heretofore conducted, in each case net of reserves provided therefor on such Financial Statements. As used herein, "obsolete inventory" is inventory which, at the balance sheet date, was not usable or saleable, because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause; and "surplus inventory" is inventory that, at the balance sheet date, exceeded known or anticipated requirements.


(b) Except as set forth in Schedule 4.9(b), all products sold by the Companies conform to specifications contractually imposed by clients. No event or incident related to the products has occurred which may create a liability for the Companies.


(c) Any warranties (other than warranties which apply by operation of law) granted to the customers with respect to the products sold by the Companies are set forth in Schedule 4.13(c). None of the Companies has decided to recall or modify, and no customer has decided to recall or modify, for any alleged material hazard or alleged defect in design, manufacture or workmanship, any product which has been assembled or manufactured by any of the Companies before the present date and no customer has announced any recall or modification of any products involving any products manufactured or assembled by any of the Companies. There are adequate reserves in the Financial Statements for liabilities which may arise pursuant to the warranties granted by the Companies to their customers. Neither the Seller nor the Companies has any knowledge of a warranty claim, default or recall by a customer or any basis therefor.

4.14   INTANGIBLE PROPERTY RIGHTS


(a) Business ("Fonds de Commerce"). The "fonds de commerce" operated by the Companies are fully owned by them. It has been lawfully and validly created, purchased or contributed and, except as set forth in Schedule 4.14(a) hereof, is free from any pledge, security, privilege or any other similar third party rights of any kind (it being specified however that the content of such Schedule 4.14(a) is provided hereunder solely for information purposes which, inter alia, means that Seller shall indemnify the Purchaser for any Damages incurred by the Companies and/or the Purchaser arising from and/or in connection with the item set forth in such Schedule 4.14(a) as if such item disclosed had not appeared in such Schedule). None of the Companies has leased any business pursuant to a "location gerance".


(b) Intellectual Property Rights. (i) All patents, patent applications, trademarks, trademark applications and registered copyrights ("IP Rights") which are owned by or licensed to each of the Companies are listed in
      Schedule 4.14(b)(1). (ii) The IP Rights owned by each of the Companies are valid in the countries where registered and have been duly registered with the offices as identified in Schedule 4.14(b)(1) and have been properly maintained and renewed in accordance with all provisions of applicable law and regulations. (iii) Each of the Companies owns or has a valid license (for the territory stated in the license) to use the IP Rights needed to conduct its business as currently conducted. (iv) There are no claims or demands which have been asserted in writing by any third party to any of the Companies with respect to the IP Rights. (v) Except as described in
      Schedule 4.14(b)(2), none of the Companies has any obligation to pay royalties or other fees to third parties with respect to such intellectual property rights.


4.15   OWNERSHIP AND SECURITY INTERESTS

Except for the Liens as set forth in Schedule 4.15 (a), all of the inventory and assets of the Companies reflected in the Financial Statements are free from any Liens, and the Companies have full ownership rights over them. Except as set forth in Schedule 4.15 (b), all of the Liens set forth in Schedule 4.15(a) will be fully discharged at the latest on the Closing Date.

The assets utilized by the Companies currently and/or upon the Closing Date to operate the business of the Companies as currently conducted are either owned by or leased to the Companies.


4.16   CUSTOMER RECEIVABLES; LOANS

(a) All accounts receivable payable to or for the benefit of the Companies reflected on the Financial Statements have been collected or are current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with the relevant general accounting principles and/or standards described in Section 4.5(b) and with prior practice and subject to debit memos from vehicle manufacturers with respect to the Companies' products delivered to those vehicle manufacturers) carried on the books of the Companies, and are not subject to any counterclaims or set-offs. Anything in the foregoing notwithstanding, in no event shall the above mentioned debit memos exceed an average of 1.5 % of the face amounts of such accounts receivable.

(b) Schedule 4.16 (b) contains a complete list of the outstanding loans and lines of credit granted to the Companies as well as the name and address of all financial institutions with which the Companies have an account, indicating in each case the persons having the authority to draw on these lines of credit or use the accounts. The Companies have not been and are not in default under such loans or lines of credit, nor have any events occurred which would, with the passage of time, have constituted or constitute defaults under such loans or lines of credit.

(c) Except as set forth in Schedule 4.16 (c), none of the Companies has transferred by way of the Dailly procedure or has otherwise transferred or factored its receivables.


4.17   SUPPLIERS AND CUSTOMERS

Schedule 4.17 lists for the financial year ending December 31, 1999 the ten (10) main suppliers and ten (10) main customers of the Companies, excluding entities directly or indirectly owned by the Seller or the Seller's Group. None of these suppliers or customers have broken off or interrupted, or threatened in writing to break off or interrupt, relations with the Companies, and none of these customers have reduced or threatened to reduce their orders significantly. Neither any member of the Seller's Group, nor any of the Companies has granted or committed itself, whether orally or in writing, to grant any discounts or rebates to any customers other than as described in Schedule 4.17 hereof.


4.18   MANAGERS AND KEY EMPLOYEES

Schedule 4.18 sets forth (i) the name and total remuneration (including in-kind benefits) of the ten (10) most highly remunerated managers, employees and representatives ("VRP") of each Company and (ii) all the agreements and labor conventions with these persons. None of these persons has threatened in writing to end his or her position or relationship with the one of the Companies, and the Seller has no knowledge of any reason that could warrant the revocation of these managers for misconduct or termination of these employees or representatives for "faute grave" or "faute lourde".


4.19   EMPLOYEES


(a) Schedule 4.19(a) contains a true and complete list of all Collective Bargaining Agreements (conventions collectives et accords d'entreprises ou conventions d'usages) by which the members of the personnel of the Companies are governed. No collective dismissals of the personnel have been notified to any of the employees of the Companies. The personnel of the Companies are not on strike and have not advised in writing that they intend to strike.


(b) Except as set forth in Schedule 4.19(b), the employees and managers of the Companies are not entitled to receive any indemnities (such as termination indemnities, retirement indemnities or end of work indemnities) which exceed the indemnities required by the laws, regulations and Collective Bargaining Agreements ("convention collectives") which apply to the Companies, and no employees are entitled to participate in the Companies' profits or to participate in retirement or life insurance plans or funds which are not required by the laws, regulations or Collective Bargaining Agreements which apply to the Companies.


(c) Except as set forth in Schedule 4.19(c) and as required by applicable laws, regulations and Collective Bargaining Agreements, the Companies have not contracted any obligation nor are bound by any obligation towards members of their former personnel or their heirs, in particular pursuant to a pension or complementary retirement scheme.


4.20   SUBSIDIES AND GOVERNMENTAL ASSISTANCE

Schedule 4.20 hereto enumerates the governmental subsidies, be they national, regional, departmental or other, as well as the leases and other contracts and preferential conditions granted by a governmental authority be they national, regional, departmental or other, to one of the Companies and from which the Companies currently benefit or have benefited since their incorporation. The Companies have satisfied all material conditions which have to be satisfied in connection with the subsidies they received. In particular, the Companies will, in no event, be required to reimburse for any reason whatsoever the subsidies already received, which are non-reimbursable subsidies. Subsidies which are reimbursable will not be accelerated for any reason whatsoever, and none of the Companies will be required to pay any indemnity or penalty of any nature whatsoever (including in the form of an increase in any applicable interest rate) in connection with any reimbursable subsidy already directly or indirectly received.


4.21   INSURANCE

Schedule 4.21 lists all policies of title, liability, fire, casualty, business interruption, and other forms of insurance insuring the properties, assets and operations of business of the Companies. All such policies are in full force and effect, comply with all applicable requirements of law imposed on the Companies in respect of insurance and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. None of the Companies is in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. There is no claim by the Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. None of the Companies has received any written notice from or on behalf of any insurance carrier issuing such policies, that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risk); that there will hereafter be a cancellation, or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of existing policies, or that alteration of any equipment or an improvement to real estate occupied by or leased to or by the Companies, purchase of additional equipment, or modification of any of the methods of doing business of the Companies, will be required or suggested. The coverage which the policies insure is normal and prudent in the industry relating to the specific activities exercised by the Companies.


4.22   GUARANTEES AND OFF-BALANCE SHEET UNDERTAKINGS

Except as set forth in Schedule 4.22, the Companies are not bound by any third party guarantees, "cautions", warranty certificates, performance bonds or similar instruments or undertakings or other off-balance-sheet undertakings ("engagements hors bilan") (it being understood that the term guarantees does not cover product warranties). The amounts indicated in the annexes to the Financial Statements with respect to all off-balance sheet items (including without limitation retirement indemnities (indemnites de depart a la retraite)) are accurate and complete. There are no other contingent claims or liabilities of any kind or nature against the Companies which are required to be set forth by the French GAAP in the Financial Statements.

4.23   YEAR 2000 AND EURO COMPLIANCE

Except as set forth in Schedule 4.23, all hardware and software, whether owned or leased or used by the Companies; (i) have performed the same functions without date-related errors through the Year 2000 to date; and (ii) will perform the same functions through the passage to Euro, as either such hardware or software performed on the date hereof, without conversion-related errors.


4.24   BROKERS AND ADVISERS

(a) All negotiations pertaining to the sale of the Shares and the agreements relating to such sale have been carried on in such a manner that no broker or other person acting on behalf of the Seller or the Seller's Group shall have a valid claim against any of the Companies or against Purchaser and its shareholders for any broker's fee or finder's fee or similar compensation.


(b) Without limiting the representations and warranties in paragraph 4.24(a) above, the Seller has paid all costs incurred with respect to the transaction contemplated by the Agreement for lawyers, investment bankers and accountants.


4.25   AUTHORIZATION AND VALIDITY

The execution and delivery of this Agreement by the Seller and the performance by the Seller of the transactions contemplated herein have been duly authorized by all actions (including any corporate actions) on behalf of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due Authorisation, execution and delivery of this Agreement by the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms. No consent of any third party (whether governmental or otherwise) is required by the Seller to consummate the transactions contemplated by this Agreement.


4.26   NO CONFLICT OR VIOLATION

Neither the execution of this Agreement nor the performance of the transactions contemplated herein will violate or constitute a default under any material contract to which the Seller or a member of the Seller's Group is a party or by which their assets or property are bound or any law or any order, judgment or rule of any governmental authority which is applicable to the Seller or the Seller's Group or their assets or property.


4.27   ACCURACY OF INFORMATION

None of the information or documents provided to the Purchaser by the Seller in connection with the Purchaser's due diligence review of the Companies contain any untrue statement of material fact or omits to state any material fact necessary in order to make any of such information and documents not misleading. All information relating to the Companies which is known or would on reasonable inquiry be known to the Seller or the Seller's Group and which may be material to a purchaser for value of the shares of the Companies has been disclosed in writing to the Purchaser and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Purchaser. Without limiting the foregoing, all information provided to the Purchaser by the Seller and/or the Companies with respect to quotes to customers is true and accurate.

4.28   TRANSFER OF REAL PROPERTIES UNDER THE REAL ESTATE FINANCE LEASE WITH
       BATICAL

The Seller shall use its best efforts promptly to cause the real properties contemplated by the credit-bail with Batical dated June 25, 1987, as amended, to be fully transferred as soon as possible after the Closing Date, from the lessors under such finance lease to AIMDF. The purchase price for such properties shall be allocated between the Seller and AIMDF prorata according to the property to be transferred to the Seller as contemplated in the promise to purchase the site of Champigny mentioned in Section 2.1 (xiv) and the property to be retained by AIMDF. The Seller will advance its prorata portion of the purchase price to AIMDF to permit it to purchase the properties at no interest or cost to AIMDF. Upon the purchase by the Seller of the property to be transferred to it, the purchase price therefor shall be equal to the amount of the advance previously made to AIMDF for the purchase of such property. All liabilities and obligations of AIMDF in respect of such real property to be transferred to the Seller shall be automatically transferred to the Seller in the framework of the purchase by the Seller in connection with the promise to purchase as attached in EXHIBIT XI.I.



                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER



              Purchaser hereby represents and warrants to the Seller as follows:


5.1   ORGANIZATION

Purchaser is a societe par actions simplifiee in formation under the laws of France. Purchaser will be registered at the Corporate and Commercial Register of Versailles promptly following the date hereof, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.


5.2   AUTHORISATION AND VALIDITY

The execution and delivery of this Agreement by the Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly authorized by all corporate actions on behalf of the Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. No consent of any third party (whether governmental or otherwise) is required by the Purchaser to consummate the transactions contemplated by this Agreement.


5.3   NO CONFLICT OR VIOLATION

Neither the execution of this Agreement nor the performance of the transactions contemplated herein will (i) violate or conflict with the Organizational Documents of the Purchaser or (ii) violate or constitute a default under any material contract to which the Purchaser is a party or by which its assets or property are bound or any law or any order, judgment or rule of any governmental authority which is applicable to the Purchaser or its assets or property.

5.4   BROKERS

All negotiations pertaining to the sale of the Shares and the agreements relating to such sale have been carried on in such a manner that no broker or other person acting on behalf of the Purchaser shall have a valid claim against the Seller for any broker's fee or finder's fee or similar compensation.



5.5   INDEMNITY

The Purchaser undertakes to indemnify the Seller from and against and agrees to hold the Seller harmless from any and all action, judgment, damage, loss, liability and expense incurred by the Seller as a result of any breach or incorrectness of any representation and warranty of the Purchaser pursuant to this Article V up to a maximum amount of fifteen million French francs (FF 15,000,000); it being agreed that any claim for indemnification made by the Seller against the Purchaser under this Article V and related payments shall be subject to the application of the same limitations as those set forth in Section
6.3 (a) (i) and 6.3 (a) (ii) regarding indemnification by the Purchaser against the Seller which shall apply mutatis mutandis.





                                   ARTICLE VI

                       INDEMNIFICATION AGREEMENT; SET OFF



              The Seller hereby undertakes to indemnify and hold harmless the Purchaser as set forth in this Article VI. It is agreed between the Parties that any amounts payable by the Seller pursuant to this Article VI shall constitute first a reduction in the Shares Purchase Price.


6.1   INDEMNIFICATION

The Seller undertakes to indemnify the Purchaser in accordance with the terms and conditions of the Article VI from and against and agrees to hold the Purchaser harmless from any and all action, claim, demand, cause of action, judgment, damage, loss, liability and expenses (including any diminution in value, Tax liabilities, withholding or other Taxes on any payments in this
Article VI, reasonable attorney's fees and expenses in connection with any action, suit or proceeding) (collectively "Damages") incurred by the Companies and/or the Purchaser arising from and/or in connection with:


(i) any violation, contravention or breach of any covenant, agreement or obligation of the Seller under or pursuant to this Agreement; and/or


(ii) any incorrectness in, or breach of, any representation or warranty made by the Seller in this Agreement, the Exhibits and the Schedules annexed hereto or in any certificate or other document delivered or given pursuant to this Agreement, whether or not the Purchaser relied thereon or had knowledge thereof; and/or


(iii) any liability of any of the Companies and/or the Purchaser relating and/or in connection with any of the Excluded Liabilities as defined hereafter; it being specified and agreed that, notwithstanding any provision in this Agreement, the Seller represents and warrants to the Purchaser (and undertakes to indemnify the Purchaser against any related Damages, without any limitation or any restriction as to the amount of such indemnification) that none of the Companies (nor the Seller on behalf thereof) has incurred or shall incur prior to the Closing Date any liability for indebtedness for borrowed money other than Financial Indebtedness (collectively the "Excluded Liabilities").


The amount of any increase in the liabilities or decrease in the assets of the Companies resulting from the inaccuracy or breach of any representation or warranty of the Seller, will subject to the other provisions of this Agreement, be deemed to be Damages of the Purchaser.

Regarding Tax Damages that might appear for example following a tax inspection, the indemnity will cover the decrease in the net asset value position resulting from any assessment or adjustment, including any interest and penalties, that give rise to an increase in the liabilities of the Companies which would not have been reserved against in the Financial Statements.

The Purchaser may not receive indemnification more than once for the same Damages pursuant to this Article VI.

Without limiting the foregoing, if and to the extent a given Damage shall have been specifically reflected on a 1FF for 1 FF basis in any final adjustment pursuant to sections 1.2.2 or 1.2.3, then the portion of such Damage so specifically reflected shall not be the subject of indemnification pursuant to this Article VI.

For purpose of calculation of any indemnification hereunder, it is expressly understood that the following shall not be taken into account and shall not reduce the amount of indemnification or otherwise affect the rights of the Purchaser hereunder: tax reductions, savings or credits resulting directly or indirectly from any Damages other than in accordance with the following paragraph, full or partial write-off of any provision recorded in the Financial Statements or other balance sheet reserves, amount of any decrease in the liabilities or any increase in the assets of the Companies nor any indemnification under any insurance policy.

The parties agree that any indemnification hereunder shall not take into account the tax reductions, savings or credits resulting directly or indirectly from any Damages other than by the refund by the Purchaser to the Seller of such portion of a given indemnified Damage in accordance with this Article VI which shall correspond to the tax impact of such item of Damage on the consolidated income tax liability of the ultimate tax paying entity of the Purchaser's Group in France provided that nothing shall limit or otherwise restrict the Purchaser or any member of the Purchaser's Group from accelerating losses, using NOLs or from making any other decisions in order to reduce the overall tax rate of the Purchaser's Group in France irrespective of the individual tax rate of the Companies.


6.2   CLAIM PROCEDURE


All claims by the Purchaser under this Article VI shall be asserted as follows:

      (a) in the event that (A) any claim, demand or proceeding is asserted or instituted by any party other than the Purchaser hereto which could give rise to Damages for which the Seller would be liable to the Purchaser hereunder (such claim, demand or proceeding, a "Third Party Claim"), or (B) the Purchaser shall have a claim to be indemnified by the Seller which does not involve a Third Party Claim, the Purchaser shall (x) in the case of a Third Party Claim, within fifteen

            (15) Business Days of the Companies' receiving notice in writing of such Third Party Claim (unless failure to notify the Seller within such period would not materially prejudice the Seller's interests, in which case, the Purchaser shall with reasonable promptness), and
            (y) in the case of any other claim, with reasonable promptness, send to the Seller a written notice setting forth the nature of such claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim or demand) together with copies of reasonable supporting documents in the possession of the Purchaser (a "Claim Notice").


      (b)   In the event of a Third Party Claim:

            (i) the Seller shall have the right, if it so notifies the Purchaser with sufficient promptness after the sending of the Claim Notice in order not to compromise the position of the Purchaser or the Companies, to defend the action or to pursue the claim.

            (ii) If the Seller has notified the Purchaser that it wishes to defend the action or to pursue the Third Party Claim, it will pursue the defense and claim reasonably and prudently and be assisted by counsel reasonably acceptable to the Purchaser. The Seller will regularly inform the Purchaser of the progress of such defense or such claim and, on request, shall provide it with all information or documentation as is necessary to enable it to consider the position. From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Seller, the Purchaser shall grant the Seller and its representatives reasonable access to the books, records, properties and, subject to prior written consent of the Purchaser, which consent shall not be unreasonably withheld, and under circumstances reasonable in the Purchaser's judgment, the personnel of the Companies to the extent related to the matters to which the Claim Notice relates. The Seller will not, and shall require that its representatives do not, use or disclose to any third person other than its representatives (except in connection with such Claim Notice) any information obtained pursuant to this
                  Section 6.2 which is designated as confidential by the Purchaser. If the Seller has notified the Purchaser that it will defend the action or pursue the claim, the Seller shall bear all costs and fees (including without limitation attorney's fees and expenses) it shall incur in respect of such defense or such claim.

            (iii) If the Seller notifies the Purchaser that the Seller does not wish to defend the action or pursue the claim or fails to do so in accordance with Section 6.2(b)(i) above, the Purchaser shall defend the action or pursue the claim on its own and shall pursue the defense or claim reasonably and prudently and be assisted by counsel reasonably acceptable to the Seller; the Seller shall bear all attorney's fees and expenses in respect of such defense or such claim.

            (iv) The Seller or the Purchaser, depending on which of them defends the action or pursues the claim, shall allow the other Party and its counsel to participate in the elaboration of the arguments which may need to be put forward and in the negotiations which may take place to reach an out-of-court settlement, it being understood that such other Party shall bear all fees and expenses of such additional counsel.

            (v) No compromise or settlement of a Third Party Claim shall be made without the prior written consent of both the Purchaser and the Seller, such consent not being unreasonably refused or delayed.


      (c) The liability of the Seller to the Purchaser in respect of Damages resulting from a Third Party Claim shall be indemnified pursuant to
            Section 6.1 regardless of which Party defends the action or pursues the claim.

      (d) In the event of a claim between the Parties which does not involve a Third Party Claim, the Party against which a definitive judgment is rendered in connection with such claim shall bear all costs and expenses of counsel of both Parties incurred in connection with such claim.

6.3   LIMITATIONS ON CLAIMS

      (a) No claim for indemnification may be made by the Purchaser against the Seller, and no payment in respect thereof shall be required, unless and only to the extent that:

            (i) the amount of Damages in respect of which the Seller is obligated to indemnify the Purchaser in respect of any such claim exceeds FF 150,000 (the "Minimum Claim Amount") (it being understood that if the amount of such Damages shall exceed FF 150,000, the Seller's obligation to indemnify the Purchaser shall extend to the entire amount of such Damages, including the amount up to FF 150,000 subject however to clause (ii) below), and

            (ii) the cumulative and aggregate amount of all Damages in respect of which the Seller is obligated to indemnify the Purchaser under Section 6.3(a)(i) shall exceed the sum of FF 2,000,000 in the aggregate (it being understood that if the amount of such Damages shall exceed FF 2,000,000, the Seller's obligations to indemnify the Purchaser shall extend to the entire amount of such Damages, including the amount of FF 2,000,000);

            provided, however, that for the purposes of Section 6.3(a)(i) above, in the event of a series of related claims based on the same or a similar set of facts or circumstances, the aggregate total of the Damages resulting from such series of claims shall be used only one time to determine whether the Minimum Claim Amount has been exceeded, whether or not the Damages resulting from an individual claim would be less than the Minimum Claim Amount.

      (b) Notwithstanding any other provisions of this Agreement (but subject to Section 6.3(c) hereof), the maximum amount of Damages for which the Seller may be liable under this Agreement in respect of claims shall not exceed FF 150,000,000, except with respect to the matters in Sections 4.12, 6.7.1 and 6.7.2 there shall be an additional FF 25,000,000.


      (c) Notwithstanding the provisions of Sections 6.3(a) and 6.3(b), such Sections 6.3(a) and 6.3(b) shall not apply in the case of claims made in respect of Sections 4.2(a) and (c), and 4.24(b) in respect of any of the Excluded Liabilities, in respect of Section 6.7, in respect of any payment obligations of the Seller pursuant to Sections 1.2.1 and 1.2.6 of the Agreement and/or in respect of the environmental indemnity and remediation agreement mentioned in Section 2.1(xv).


6.4   INDEMNITY PAYMENT

Any indemnity set forth in this Article VI other than in Section 6.7 will (subject to the next paragraph) be due by the Seller within thirty days after the Purchaser has sent a Claim Notice, provided that, in the event of a third party claim, the indemnity will be due as of the time any Company is obligated to pay under the terms of the contract, applicable legislation or of a judgment.

In the case of disagreement between the Parties in respect of any indemnity pursuant to this Article VI, the indemnity will be due by the Seller as of the time the liability has (i) been agreed in writing by the Parties or (ii) has been determined by a court decision in accordance with Section 7.13 hereof and the judgment provides for immediate execution.

Any payment of an indemnity under this Article VI shall give rise to an interest charge computed at a rate of three month EURIBOR plus 10% per annum but in no event more than the maximum interest rate permitted under French Law as from the later of (i) 30 days after the date the Claim Notice was received by the Seller or (ii) the date on which the damage giving rise to the indemnity was incurred.


6.5   SURVIVAL

The representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until twenty four (24) months after the Closing Date; provided that: (a) the representations and warranties contained in Sections 4.2(a) and 4.2(c) or as to which a claim for fraud is made as well the representations and warranties contained in Article IV relating to
Section 4.7 and 4.19 and to environmental matters, shall survive the Closing until the sixth month following the expiration of the applicable statute of limitation, provided that Sections 4.12, 6.7.1 and 6.7.2 shall survive for a period of ten (10) years after Closing, and (b) representations and warranties and other obligations of the Seller regarding Excluded Liabilities shall survive the Closing until the sixth month following the expiration of the applicable statute of limitations in respect of each of such Excluded Liabilities.


6.6   [DELETED]


6.7   SPECIFIC INDEMNITY


In addition to any amount which may otherwise be due by the Seller pursuant to this Agreement, and without the sums that may be due under the following indemnification being imputable against the amount set forth in Section 6.3(b) hereto, the Parties hereby agree on the following environmental indemnity upon the basis of the Dames & Moore report attached in Schedule 4.12.1 hereto (the "Dames & Moore Report"), which report shall constitute the document of reference with respect to any environmental matters for the purposes hereof. If and for so long as the Seller fully performs its obligations under the environmental indemnity and remediation agreement mentioned in Section 2.1(xv) and under this
Section 6.7, then the Purchaser shall not make any claim pursuant to Section
4.12 with respect to the indemnified matters covered by the environmental indemnity and remediation agreement mentioned in Section 2.1 (xv) and this
Section 6.7. The full amount of Damages relating to any matter which is not covered by Sections 6.7.1 and 6.7.2, shall be dealt with in accordance with the other sections of this Article VI.


6.7.1 GENERAL ENVIRONMENTAL INDEMNITY


The Purchaser will undertake to make the compliance corrections or take actions so as to remedy matters identified in the Dames & Moore Report (other than the items appearing in such report under the heading "Soil and Groundwater" which will be dealt with in accordance with Section 6.7.2 hereof) (the "Compliance Items") at its cost up to a maximum amount of FRF 14,600,000. Such actions by the Purchaser will be for the purpose of complying with applicable Environmental Laws and sound environmental practices generally employed by responsible French companies (the "Remediation Standards"). To the extent the costs to meet the Remediation Standards exceed FRF 14,600,000, the Seller will from the Closing Date indemnify and hold the Purchaser and/or the Companies harmless from and against any Damages (including, without limitation, any attorney or consultants fees) incurred by the Purchaser and/or the Companies if and to the extent that the aggregate total of such Damages exceeds FRF 14,600,000 with respect to the Compliance Items, taken together without any limitations as to amounts except as provided by Section 6.3(b).


6.7.2 SOIL AND GROUNDWATER ENVIRONMENTAL INDEMNITY


With respect to all matters appearing in Schedule 4.12.1 hereto under the heading "Soil and Groundwater" in the Dames & Moore Report, the Purchaser commits to have Dames & Moore perform phase II (drillings) and other appropriate studies when recommended by Dames & Moore in respect of such matters within a period of time of two years following the Closing Date, as such period may be extended by mutual agreement of the Parties or as provided below. Prior to the end of such period and based upon the findings of Dames & Moore in light of Environmental Laws as well as sound environmental practices generally employed by responsible companies in France after reviewing the results of the phase II studies and other studies that Dames & Moore may recommend, which recommendations shall be reasonably acceptable to the Parties in view of Environmental Laws as well as sound environmental practices generally employed by responsible companies in France the Purchaser commits to obtain and notify the Seller of estimates (devis) from third party contractors to perform the remediation work as recommended by Dames & Moore (which work will include all work to be in compliance with environmental Laws as well as other works recommended by Dames & Moore, as the case may be, as advisable to respect sound environmental practices generally employed by responsible companies in France); it being specified that in the event that the Seller disputes or disagrees with any recommendation of Dames & Moore which the Seller shall have to notify to the Purchaser within 20 Business Days as from the communication to it of such recommendations, the above mentioned period of time of two years following the Closing Date shall be suspended until final settlement of any such dispute or disagreement and shall therefore be extended by the period of time from the date of such notice until the date of such final settlement. The Parties agree that they will, when applicable, jointly conduct any relevant negotiations with any relevant authorities regarding the above mentioned recommendations in a manner consistent with Environmental Laws as well as sound environmental practices generally employed by responsible companies in France. Failing an agreement of the Parties upon which third party contractors to retain within 20 Business Days of Purchaser's notice referred to above, each party shall be free to request Dames & Moore to make a final, binding and prompt determination in this respect.

The Seller shall indemnify the Purchaser from and against and agrees to hold the Purchaser harmless from any and all Damages (including, without limitations, any attorney or consultants fees) with respect to any soil and groundwater matter related to non compliance with any Environmental Laws as well as sound environmental practices generally employed by responsible companies in France.


If, in respect of any situation having its source prior to the Closing Date, at any moment following the signature of this Agreement until the sixth month following the expiration of the applicable statute of limitation, any administrative authority, including any Prefet, were to request any study in respect of any site of the Companies owned by or leased to the Companies at the Closing Date in connection with soil and/or groundwater on such site(s) (such as a risk assessment), the Parties agree that such studies will be performed by Dames & Moore (or such other company as the Parties may mutually select) and paid or reimbursed by the Seller and that any work to be carried out following such studies (or absent such studies) at the request of any administrative authority will be performed at the cost and expense of the Seller (including, without limitations, reasonable attorney and/or consultants' fees), notwithstanding the absence of exhaustion of all applicable remedies. If the Parties do not agree on the estimates of the contractors to be retained for such purposes, each party shall be free to request Dames & Moore to make a final, binding and prompt determination in this respect.

The foregoing Sections 6.7.1 and 6.7.2 do not apply to the Champigny and Val d'Ajol sites, which shall be the subject of a separate agreement in the form of
Exhibit XII hereto.

[other specific indemnities to be determined in light of the due diligence]


6.8   SET-OFF

The Parties agree that the Purchaser will be entitled to set-off any amount it may have to pay in relation to the Deferred Consideration against all or part of the amounts that the Seller may have to pay to the Purchaser under this Agreement, it being understood that, in the event that the amount of such set-off does not cover all the amounts payable by the Seller to the Purchaser under the Agreement, the Seller shall remain liable for the balance of such liability. The Purchaser shall provide at the time of any such set-off an escrow arrangement, bank guarantee, letter of credit or bond or other appropriate security reasonably acceptable to the Seller for the amount of such set-off.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS


7.1   AGREEMENT INTEGRATION

The present Agreement, the Recitals, the Schedules and the Exhibits hereto constitute the entire agreement between the Parties and their respective groups concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, undertakings, negotiations, discussions or representations of any kind whatsoever, whether oral or written, of the Parties and their respective groups and the representatives thereof. The present Agreement may not be modified except by written agreement which carries a date subsequent to the date of the present Agreement and is duly signed by the parties hereto.

7.2   NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if delivered personally or sent by registered mail return receipt requested or by telegram or by facsimile transmission confirmed by registered mail return receipt requested to the parties at the following addresses:



(a) If to the Seller            Aries Industries

                                2-10, rue Charles-Edouard Jeanneret,

                                78306 Poissy, France

                                Attention: President Directeur General

                                Fax:  (33) 1 39 22 70 03



with a copy to:            Sokolow, Dunaud, Mercadier & Carreras

                                55, avenue Kleber,

                                75116 Paris, France

                                Attention: Nicolas Sokolow, Esq.

                                Fax: (33) 1.53.65.70.50



(b) If to the Purchaser:        Oxford Automotive Mecanismes et Decoupage Fin II

                                Parc d'activites la Cle de Saint-Pierre,

                                rue du Marechal de Lattre de Tassigny,

                                78990 Elancourt, France,

                                Attention: President Directeur General

                                Fax:  (33) 1 30 68 69 00



with a copy to:            Salans Hertzfeld & Heilbronn

                                9, rue Boissy d'Anglas

                                75008 Paris, France

                                Attention: John G. Speers, Esq.

                                Fax: (33) 1.42.68.15.45





(c) If to Oxford Automotive France:  Oxford Automotive France

                                        Parc d'activites la Cle de Saint-Pierre,

                                        rue du Marechal de Lattre de Tassigny,

                                        78990 Elancourt, France,

                                        Attention: President Directeur General

                                        Fax:  (33) 1 30 68 69 00



with a copy to:                    Salans Hertzfeld & Heilbronn

                                        9, rue Boissy d'Anglas

                                        75008 Paris, France

                                        Attention: John G. Speers, Esq.

                                        Fax: (33) 1.42.68.15.45



(d) If to ASA                           Aries

                                        2, rue de Vienne,

                                        75008 Paris, France,

                                        Attention: President Directeur General

                                        Fax  (33) 1 53 04 66 62



with a copy to:                    Sokolow, Dunaud, Mercadier & Carreras

                                        55, avenue Kleber,

                                        75116 Paris, France

                                        Attention: Nicolas Sokolow, Esq.

                                        Fax: (33) 1.53.65.70.50



(e) If to AIS                           Aries Industries Structure

                                        2-10, rue Charles-Edouard Jeanneret,

                                        78306 Poissy, France

                                        Attention: President Directeur General

                                        Fax:  (33) 1 39 22 70 03



with a copy to:               Sokolow, Dunaud, Mercadier & Carreras

                                   55, avenue Kleber,

                                   75116 Paris, France

                                   Attention: Nicolas Sokolow, Esq.

                                   Fax: (33) 1.53.65.70.50



(f) If to AFSA Aries Finance

                                   2 rue de Vienne

                                   75008 Paris

                                   Attention: President Directeur General

                                   Fax:  (33) 1 53 04 66 62



with a copy to:            Sokolow, Dunaud, Mercadier & Carreras

                                   55, avenue Kleber,

                                   75116 Paris, France

                                   Attention: Nicolas Sokolow, Esq.

                                   Fax: (33) 1.53.65.70.50



or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others. No change in any of such addresses shall be effective insofar as notice under this Section 7.2 are concerned unless notice of such changes shall have been given to such other parties hereto as provided in this Section 7.2.


7.3   TERMINATION


(a)   This Agreement may be terminated at any time prior to the Closing:

      (i)   by written agreement of the Seller and the Purchaser;

      (ii) by either the Seller or the Purchaser if the Closing shall not have been consummated on or before August 2nd, 2000 and such failure to consummate is not the result of a breach of this Agreement by the terminating party or the failure of the terminating party to fulfill a condition to Closing; or

      (iii) by either the Seller or the Purchaser if there shall be any law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

            by the Purchaser in accordance with the provisions of Section
            1.2.6.1 (a) and/or at any time in the event that the results of the Purchaser's due diligence review of the Companies are not satisfactory to the Purchaser in its sole discretion, including without limitation, in the event that the Purchaser becomes aware of material adverse differences in the financial or business situation or assets or liabilities of the Companies as compared to the situation of such Companies as disclosed by the Seller in writing to the Purchaser through the date hereof notably the realization of the projections presented by the Seller to the Purchaser relating to AIMDF's 1999 operating results, the confirmation of the growth prospects of AIMDF presented by the Seller and the Seller's business forecasts for Companies for fiscal years 2000 to 2004.

The Party desiring to terminate this Agreement pursuant to clauses 7.3(a)(ii) or 7.3(a)(iii) shall give notice to the other Party.

(b) Neither Party nor their respective groups shall have any liability to the other as a result of termination of this Agreement pursuant to this
      Section 7.3, except (i) any such liability resulting from a voluntary breach of a representation, warranty or covenant by either Party pursuant to this Agreement which is applicable to such Party prior to Closing and
      (ii) any cost reasonably incurred by the non terminating Party through the date of termination.


7.4   COSTS AND EXPENSES

Subject to Section 1.5 hereof, each party shall pay its own costs and expenses (including without limitation any and all taxes, professional fees and expenses) in relation to the negotiation, preparation, execution and carrying into effect of this Agreement (whether or not the transactions contemplated hereunder are consummated) and any other agreements relating to the sale of the Shares (whether or not the transactions contemplated hereunder are consummated), and shall not seek or be entitled to reimbursement of any such costs and expenses from the other party. The cost of all environmental studies undertaken after May 25, 2000 in connection with the transactions contemplated by this Agreement shall be shared equally by the Seller and the Purchaser which shall not exceed FF 300,000.


7.5   ASSIGNMENT

This Agreement may not be assigned by either party hereto without the prior written consent of the other parties; provided, however, that this Agreement (including one or more of the other agreements contemplated hereby) may be assigned, in whole or in part, by Purchaser without the prior written consent of Seller to a majority-owned direct or indirect subsidiary of Oxford Automotive Inc. This Agreement shall be binding upon, and, subject to the terms of the foregoing sentence, inure to the benefit of, the parties, their successors, legal representatives and assigns. Any assignment in violation of this Article
7.5 shall be null and void.


7.6   POST CLOSING COOPERATION

As from the Closing Date, the Parties shall use their best efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all such additional things necessary, proper or advisable consistent with all applicable Laws to ensure that any sums due to the Companies by any customer and collected by any member of the Seller's Group are remitted to the Companies in question without delay. As from the Closing Date, any sums due to the Companies except as otherwise specifically provided in the Transition Services Agreement which shall govern the remittance of such sums and collected by any such other member of the Seller's Group shall be remitted to the Purchaser within five (5) days and shall bear interest payable to the Companies and computed at a rate of one month EURIBOR, plus twenty-five percent 25% per annum but in no event more than the maximum interest rate permitted under French Law as from their date of collection by any such other member of the Seller's Group through their date of remittence to the Companies. In connection therewith, the Purchaser and the Purchaser's Accountants shall at all time have reasonable access to the accounting and other records, and to the personnel employed by or others working on behalf of the Seller's Group and to the work papers of the accountants thereof in order to audit and verify that any and all amounts due to the Companies and collected by any other member of the Seller's Group are remitted to the Companies in compliance with the provisions of this Section. In addition, the Seller shall upon Closing cause all customers to be informed that all payments due to the Companies should be remitted directly to the relevant Companies as from the Closing Date.

The Seller shall also use its best efforts to ensure that all outstanding contracts which have been entered into by the Seller with third parties for the provision of services or products to the Companies shall be transferred to the relevant Companies prior to the Closing Date at no additional cost or charge for the Companies. Should such transactions not be completely carried out prior or on the Closing Date in accordance with the preceding sentence, the Seller shall use its best efforts to obtain such transfers within a reasonable time thereafter.

In addition, if at the Closing Date the Seller has not been able to deliver to the Purchaser the share in SMBI currently held by M. Clement Doare, then, as from the Closing Date until effective delivery of such share to Purchaser, the Seller shall use its best efforts to obtain the transfer of such share to the Purchaser, at no cost for the latter, as soon as possible after the Closing Date.

Without prejudice to any right of the Purchaser hereunder and in particular without affecting in any way the representations and warranties of the Seller pursuant to Article IV concerning the June 30, 2000 Financial Statements which will based on such June 30, 2000 Financial Statements as they appear in Schedule 4.5(a), and for the purpose of its own information only, the Seller shall be allowed to conduct a limited audit and to complete and finalize the financial statements of the Companies for the period ended on June 30, 2000 at no cost or expense for the Purchaser and/or the Companies; for such purpose, the Seller and the Seller's Accountants shall have reasonable access to the related Companies' working papers and, subject to prior written consent of the Purchaser, which consent shall not be unreasonably withheld, and under circumstances reasonable in the Purchaser's judgment, to the personnel of the Companies to the extent related to the matters concerned.



The Seller shall cause Aries Industries Araba Dis Techizat Uretimi Sanayi ve Ticaret A.S. (AIT) to cooperate with CAE after the Closing to define and enter into a written agreement in accordance with Schedules 4.4 (a), 4.6 (i) and 4.10
(a)(i) as soon as possible subject to Purchaser's prior written approval of such agreement.




7.7   PREAMBLE - SCHEDULES - EXHIBITS

The provisions contained in the Recitals hereto and the Schedules and the Exhibits hereto (including the executed versions thereof) form an integral part of this Agreement.


7.8   WAIVER

No refusal or delay on the part of one party to exercise its rights under this Agreement shall be considered to be a waiver of such rights or other rights in the future.


7.9    CONFIDENTIALITY

During the period from the date hereof through the Closing Date, the Parties (including in the case of the Seller, the Seller's Group) and their respective advisers shall maintain confidential the non public information communicated between them in connection with this Agreement.

If any disclosure of such information is required by applicable Laws, the Party required to make the disclosure will notify the other immediately and the Parties will consult in good faith as to the steps which may be taken to prevent or limit the effects of such disclosure.

Notwithstanding the foregoing, each Party will have the right to disclose and any such information obtained by such Party in connection herewith, in connection with its defense of its interests in any litigation with the other Party under this Agreement.


7.10  STOCK EXCHANGE AUTHORITIES

Except as required by law or regulation in the U.S. or France, the Parties agree that any announcement with respect to the transactions contemplated in this Agreement shall be mutually agreed upon between the Parties before issuance.


7.11  VALIDITY

The terms and conditions of this Agreement reflect the intentions of the Parties hereto in respect of the subject matter hereof. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable. Without limiting the foregoing, if any covenants contained in this Agreement, or any part thereof, is held to be invalid, illegal or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be valid, legal and enforceable.


7.12  GOVERNING LAW; LITIGATION

This Agreement shall be governed by French law, without application of its conflict of law principles.



All disagreement or difficulties arising between the parties relative to the validity, interpretation or execution of the Agreement shall be submitted to the commercial courts of Paris, France.


Signed in six originals

In Paris,

on August 2, 2000



ARIES INDUSTRIES SA                      OXFORD AUTOMOTIVE MECANISMES ET
                                         DECOUPAGE FIN II SAS

/s/ Henry Hubert                         /s/ Peter Pirog
------------------                       -----------------
By: Mr.Henry Hubert                      By: Mr. Peter Pirog
President                                Duly authorized

ARIES SA                                 OXFORD AUTOMOTIVE FRANCE SAS

/s/ Henry Hubert                         /s/ Jean-Francois Constant
-----------------                        --------------------------
By: Mr.Henry Hubert                      By: Mr. Jean-Francois Constant
President                                President



ARIES INDUSTRIES STRUCTURE SA

/s/ Henry Hubert
-----------------
By: Mr.Henry Hubert
President


ARIES FINANCE SA

/s/ Henry Hubert
-----------------
By: Mr.Henry Hubert
Duly authorized

                                    LIST OF EXHIBITS

Exhibit I - Shareholding of the Companies at the closing date AIMDF MURAT SMBI

Exhibit II - Accounting Principles

Exhibit III - Escrow Agreement [Deleted]

Exhibit IV - List of documents to be provided by the Seller at closing as conditions precedent to obligations of the Purchaser under Section 2.1 of the Share Purchase and Sale Agreement

Exhibit V - List of documents to be provided by the Purchaser at closing as conditions precedent to obligations of the Seller under Section 2.2 of the Share Purchase and Sale Agreement

Exhibit VI.1 - List of financing agreements with the obligations of which the Companies must comply at the closing date

Exhibit VI.2 - List of guarantees issued by the Seller in connection with any of the financing agreements referred to under Exhibit VI.1

Exhibit VII - Certificate delivered by the Seller relative to the truefulness and correctness of all representations and warranties made by him under the Share Purchase and Sale Agreement

Exhibit VIII - Certificate delivered by the Seller relative to the performance and compliance by him with all agreements and covenants required by the Share Purchase and Sale Agreement

Exhibit IX - List of persons who have tendered their resignations from their respective offices at the Closing

Exhibit X - Certificate delivered by the Seller relative to the release and discharge of the Companies from all obligations or liabilities regarding all Financial Indebtedness of the Companies toward the Seller and its Affiliates

Exhibit XI.1 - Promise to purchase the site of Champigny entered into between the SCI du lieudit "le village" and AIMDF

Exhibit XII - Environmental indemnity and remediation agreement concerning the sites of Champigny and Val d'Ajol

Exhibit XIII - Transition Services Agreement between the Seller and AIMDF

Exhibit XIV - List of contracts the Companies still is a party to or is be bound by, or have any obligations or other liability under, with or in favor of the Seller or any of its Affiliates other than the Companies, as from the Closing

Exhibit XV - List of the matters to be included in the agenda of the special meeting of the shareholders of each of the Companies called by the Seller for the Closing Date

Exhibit XVI - List of certificates, instruments and documents to be delivered by the Seller and list of actions to be taken by the Seller, at the latest by the Closing, to consummate and make effective the transactions contemplated by the Share Purchase and Sale Agreement

Exhibit XVII - Territory within which the Seller undertakes not to carry on or be engaged in any Restricted Business for a period of three years from the Closing Date

Exhibit XVIII  - AE and COMIREG form Guarantee and Undertakings